Exhibit 10.3

PURCHASE AND SALE AGREEMENT

by and among

PATTERN ENERGY GROUP INC.,

VERTUOUS ENERGY TRUST,
each, a Purchaser

and
PATTERN ENERGY GROUP LP,
Seller

Dated as of
August 2, 2019

Direct or Indirect Interests
in
SP BELLE RIVER WIND LP
and
SP BELLE RIVER WIND GP INC.
and
WIFN Loan

LIST OF APPENDICES
Appendix A-1        General Definitions

Appendix A-2        Rules of Construction

Appendix B        Transaction Terms and Conditions

Appendix C	Acquired Interests; WIFN Loan; Ownership Structure; and Wind Project Information

Appendix D        Documents and Key Counterparties

Appendix E        Affiliate Transactions
LIST OF SCHEDULES

Schedule 2.5	Seller Consents and Approvals

Schedule 3.5	Purchaser Consents and Approvals

Schedule 4.1(c)    Tax Allocation

Schedule 6.4(b)    Control of Defense of Third Party Claims

PURCHASE AND SALE AGREEMENT
THIS PURCHASE AND SALE AGREEMENT (this “Agreement”), dated as of August 2, 2019, is made by and among Pattern Energy Group Inc., a Delaware corporation (“PEGI”), Vertuous Energy Trust, a trust established under the laws of the Province of Ontario (“PSP,” each of PSP and PEGI a “Purchaser,” and together, “Purchasers”), and Pattern Energy Group LP, a Delaware limited partnership (“Seller”). Capitalized terms used in this Agreement shall have the respective meanings specified in Appendix A-1 attached hereto.
RECITALS
WHEREAS, Seller owns, directly or indirectly through one or more of its Affiliates (each such Affiliate, a “Seller Affiliate”), some or all of the membership or partnership interests, shares, voting securities, or other equity interests, as applicable, in the project company which owns the wind project (herein referred to as the “Project Company”, as described on Part I of Appendix C attached hereto; and the “Wind Project”, as described on Part II of Appendix C); and
WHEREAS, Seller desires to sell to Purchasers, and Purchasers desire to purchase from Seller, the Acquired Interests defined and described in Part I of Appendix C attached hereto (herein referred to as the “Acquired Interests”) and the WIFN Loan defined and described in Part I of Appendix C attached hereto (herein referred to as the “WIFN Loan”), with each Purchaser severally purchasing the percentage of the Acquired Interests and WIFN Loan set forth opposite its name in Part I of Appendix C (such Purchaser’s “Percentage Portion”).
NOW, THEREFORE, in consideration of the foregoing premises and the mutual terms, conditions and agreements set forth herein, and for other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the parties hereby agree as follows:
ARTICLE 1
PURCHASE AND SALE OF THE ACQUIRED INTERESTS AND WIFN LOAN
1.1    Agreement to Sell and Purchase. Subject to the satisfaction or waiver (by the party for whose benefit such condition exists) of the conditions set forth in Article 5 and the other terms and conditions of this Agreement, at the Closing (a) Seller shall sell, assign, transfer and convey (or, if applicable, cause the Subsidiary Transferors to sell, assign, transfer and convey) the Acquired Interests and the WIFN Loan to Purchasers, and (b) each Purchaser shall severally purchase its Percentage Portion of the Acquired Interests and the WIFN Loan from Seller (or, if applicable, the Subsidiary Transferors), for its pro rata portion of the Purchase Price set forth opposite its name in Part I of Appendix B (such Purchaser’s “Separate Purchase Price”, and collectively, the “Aggregate Purchase Price”).
1.2    Purchase Price. The purchase price payable by each Purchaser to Seller (or, if applicable, the Subsidiary Transferor) for the Acquired Interests and the WIFN Loan at Closing shall be such Purchaser’s Separate Purchase Price set forth in Part I of Appendix B. The Aggregate Purchase Price shall be subject to adjustment by the Purchase Price Adjustment (if any) set forth in Part I of Appendix B. All payments of the Aggregate Purchase Price and any Purchase Price Adjustment shall be paid by wire transfer of same day funds in the applicable Currency to the applicable accounts set forth in Part I of Appendix B. The Post-Closing Adjustment (if any) shall be paid as set forth in Part I of Appendix B.
1.3    The Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) will take place on the date and at the location specified in Part II of Appendix B or such other time and place as the parties hereto shall mutually agree (including Closing by facsimile or “PDF” electronic mail transmission exchange of executed documents or signature pages followed by the exchange of originals as soon thereafter as practicable), and will be effective as of 12:01 a.m. Eastern Time on the day the Closing occurs.
1.4    Conduct of Closing.
(a)    At or prior to the Closing, Seller shall deliver, or cause to be delivered, to each Purchaser:

(i)	the Financial Model for the Project Company;

(ii)
the original certificates representing such Purchaser’s Percentage Portion of the Acquired Interests duly endorsed for transfer by Seller (or, if applicable, the Subsidiary Transferors) to such Purchaser or with appropriate powers with respect thereto duly endorsed by Seller (or, if applicable, such Subsidiary Transferors); provided, that if the Acquired Interests are not in certificated form, Seller shall deliver to such Purchaser a duly executed assignment agreement or other instrument conveying such Acquired Interests to such Purchaser in form and substance reasonably acceptable to such Purchaser;

(iii)	any other documents and certificates contemplated by Article 5 hereof to be delivered by or on behalf of Seller; and

(iv)	any other Closing deliverables set forth in Appendix B-1.
(b)    At or prior to the Closing, each Purchaser shall deliver to Seller and the other Purchaser:

(i)	the documents and certificates contemplated by Article 5 hereof to be delivered by or on behalf of such Purchaser; and

(ii)	any other Closing deliverables set forth in Appendix B-2.
ARTICLE 2
REPRESENTATIONS AND WARRANTIES OF SELLER
Except as set forth in, or qualified by any matter set forth in, the Schedules attached hereto, Seller hereby represents and warrants to Purchasers as set forth in this Article 2 as of (a) the date hereof and (b) if the Closing Date is not the date of this Agreement, the Closing Date, in each case, unless otherwise specified in the representations and warranties below, in which case the representation and warranty is made as of such date. Whether or not a particular Section of this Article 2 refers to a specific, numbered Schedule, such Section shall, to the extent applicable, be subject to the exceptions, qualifications, and other matters set forth in the Schedules to the extent that the relevance of such exceptions, qualifications or other matters is reasonably apparent on the face thereof.
2.1    Organization and Status. Each of Seller and each Subsidiary Transferor (a) is duly formed, validly existing and in good standing under the laws of the jurisdiction of its formation as set forth in the preamble to this Agreement or Part I of Appendix C, as applicable, (b) is duly qualified, authorized to do business and in good standing in each other jurisdiction where the character of its properties or the nature of its activities makes such qualification necessary, and (c) has all requisite power and authority to own or hold under lease the property it purports to own or hold under lease and to carry on its business as now being conducted. Seller has made available to Purchasers complete and correct copies of the Organization Documents for the Acquired Entities and each of their respective Subsidiaries. Part I of Appendix C sets forth a list of each Subsidiary of each Acquired Entity and for each Subsidiary: (a) its name, (b) the number and type of its outstanding equity securities and a list of the holders thereof and (c) its jurisdiction of organization. Each Subsidiary of an Acquired Entity is a legal entity duly formed, validly existing and in good standing under the Laws of the jurisdiction of its formation and has all requisite organizational power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted, and is duly qualified, registered or licensed to do business as a foreign entity and is in good standing in each jurisdiction in which the property owned, leased or operated by such Person or the nature of the business conducted by such Person makes such qualification necessary, except where the failure to be so duly qualified, registered or licensed and in good standing would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
2.2    Power; Authority; Enforceability. Each of Seller and each Subsidiary Transferor has the legal capacity and power to enter into, deliver and perform its obligations under this Agreement and has been duly authorized, in accordance with its Organization Documents, to enter into, deliver and perform its obligations under this Agreement. This Agreement has been duly executed and delivered by Seller and constitutes the legal valid and binding obligation of Seller, enforceable against it in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, moratorium, reorganization and similar laws affecting the enforcement of creditors’ rights generally and subject to general principles of equity regardless of whether enforceability is considered in a proceeding in equity or at law.
2.3    No Violation. The execution, delivery and performance by Seller of its obligations under this Agreement, and the performance by each Subsidiary Transferor of this Agreement, in each case including without limitation the sale of the Acquired Interests and the WIFN Loan to the Purchasers, do not, and will not, (a) violate any Governmental Rule to which Seller, any Subsidiary Transferor, each Acquired Entity or any of their respective Subsidiaries is subject or the Organization Documents of Seller, any Subsidiary Transferor, the Acquired Entities or any of their respective Subsidiaries, (b) result in the creation or imposition of any Lien (other than a Permitted Lien) upon the Acquired Interests, the WIFN Loan, the Acquired Entities or any of their respective Subsidiaries, (c) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel or require any notice under any agreement, contract, lease, license, instrument or other arrangement to which Seller or any Subsidiary Transferor is a party or by which Seller or any Subsidiary Transferor is bound, (d) other than as set forth in Schedule 2.5, conflict with, result in a breach of, constitute a default under, result in the acceleration of, or create in any party the right to accelerate, terminate, modify or cancel or require any Consent under any Material Contract or (e) other than as set forth in Schedule 2.5, require any notice under any Material Contract, except in the case of this clause (e), as would not reasonably be expected to be material in the context of the Wind Project or otherwise prevent or materially impair or materially delay the consummation of the transactions contemplated by this Agreement.
2.4    No Litigation.
(a)    None of Seller, the Subsidiary Transferors or their respective Affiliates is a party to or has received written notice of any pending or, to the Knowledge of Seller, threatened litigation, action, suit, proceeding or governmental investigation against Seller, the Subsidiary Transferors or their respective Affiliates which would reasonably be expected to be material to the ownership of the Acquired Interests or the WIFN Loan or which seeks the issuance of an order restraining, enjoining, altering or materially delaying the consummation of the transactions contemplated by this Agreement.
(b)    None of the Acquired Entities or any of their respective Subsidiaries is a party to or has received written notice of any pending or, to the Knowledge of Seller, threatened litigation, action, suit, proceeding or governmental investigation which would reasonably be expected to be material to the Acquired Entities, any of their respective Subsidiaries or the Wind Project or which seeks the issuance of an order restraining, enjoining, altering or materially delaying the consummation of the transactions contemplated by this Agreement.
(c)    There are no material disputes with any counterparty to a Material Contract, nor has any Acquired Entity or any of its Subsidiaries made any material warranty claim under any Material Contract.
2.5    Consents and Approvals. Except as set forth in Schedule 2.5, no Consent of any Governmental Authority is required by or with respect to Seller, the Subsidiary Transferors, the Acquired Entities or any of their respective Subsidiaries in connection with the execution and delivery of this Agreement by Seller, or the consummation by Seller or any Subsidiary Transferor of the transaction contemplated hereby, except for any Consents which if not obtained or made prior to the Closing would not reasonably be expected to prevent or impair or delay the consummation of the transactions contemplated by this Agreement and which can be reasonably expected to be obtained or made in the ordinary course after the Closing.
2.6    Acquired Interests. Seller owns, directly or indirectly through one or more Seller Affiliates, of record and beneficially one hundred percent (100%) of the Acquired Interests and a 50% interest in all of the right, title and interest in the loan agreement dated November 10, 2016 among WIFN BR Borrower LP, as borrower, SRE Belle River LP Holdings LP, as lender, and Belle River LP Holdings, as lender. Part I of Appendix C sets forth the equity capitalization of the Acquired Entities and each of their respective Subsidiaries. All of the interests, directly or indirectly owned by the Seller, described in Part I of Appendix C have been duly authorized, validly issued and are fully-paid and non-assessable and, except as set forth on Part I of Appendix C, there are no outstanding (i) equity interests or voting securities of any of the Acquired Entities or any of their respective Subsidiaries, (ii) securities of each of the Acquired Entities or any of their respective Subsidiaries convertible into or exchangeable for any equity interests or voting securities of any of the Acquired Entities or any of their respective Subsidiaries or (iii) options or other rights to acquire from any of the Acquired Entities or any of their respective Subsidiaries, or other obligation of any of the Acquired Entities or any of their respective Subsidiaries to issue, any equity interests or voting securities or securities convertible into or exchangeable for equity interests or voting securities of any of the Acquired Entities or any of their respective Subsidiaries, or any obligations of any of the Acquired Entities or any of their respective Subsidiaries to repurchase, redeem or otherwise acquire any of the foregoing. The Seller (or, if applicable, the Subsidiary Transferors) has good and valid title to, and has full power and authority to convey, the Acquired Interests. The Acquired Interests have been, or will be, validly issued, and are, or will be, fully paid and non-assessable. No Person other than Purchasers has any written or oral agreement or option or any right or privilege, whether by law, pre-emptive or contractual, capable of becoming an agreement or option for the purchase or acquisition from Seller or any Subsidiary Transferor of any of the Acquired Interests. On the Closing Date, Seller (or, if applicable, the Subsidiary Transferors) will convey to Purchasers good and valid title to the Acquired Interests and a 50% interest in all of the right, title and interest in the loan agreement dated November 10, 2016 among WIFN BR Borrower LP, as borrower, SRE Belle River LP Holdings LP, as lender, and Belle River LP Holdings, as lender free and clear of all Liens, other than (i) any Liens granted by the Purchasers pursuant to the Term Loan Agreement and (ii) any obligations imposed under the Organization Documents of the Acquired Entities or their respective Subsidiaries or restrictions arising under applicable securities laws.
2.7    Solvency. There are no bankruptcy, reorganization or arrangement proceedings pending against, being contemplated by or, to the Knowledge of Seller, threatened against, Seller or any Subsidiary Transferor, the Acquired Entities or any of their respective Subsidiaries. None of Seller, any Subsidiary Transferor, the Acquired Entities or any of their respective Subsidiaries (a) has had a receiver, receiver and manager, liquidator, sequestrator, trustee or other officer with similar powers appointed over all or part of its business or its assets, and to the Knowledge of Seller, no application therefor is pending or threatened, (b) is insolvent or presumed to be insolvent under any law or is unable to pay its debts as and when they fall due, (c) has made a general assignment for the benefit of its creditors, or (d) has taken any action to approve any of the foregoing.
2.8    Compliance with Law.
(a)    There has been no actual violation by Seller or any Subsidiary Transferor of or failure by Seller or any Subsidiary Transferor to comply with any Governmental Rule that is applicable to it, or allegation by any Governmental Authority of such a violation, that would reasonably be expected to prevent or materially impair or delay the consummation of the transactions contemplated by this Agreement.

(b)    To the Knowledge of Seller, there has been no actual violation by any of the Acquired Entities or any of their respective Subsidiaries of or failure by any of the Acquired Entities or any of their respective Subsidiaries to comply with any Governmental Rule that is applicable to it, or allegation by any Governmental Authority of such a violation, that would reasonably be expected to be material and relates to the Wind Project or would otherwise reasonably be expected to prevent or materially impair or delay the consummation of the transactions contemplated by this Agreement.
2.9    Taxes.
(a)    Each of SP Belle River Wind GP Inc., a corporation existing under the laws of the Province of Ontario (the “General Partner”), New JV Inc., any Subsidiary Transferor (other than PRHC Holdings) and Pattern Belle River GP Holdco is, and has been at all times, a resident of Canada for the purposes of the Income Tax Act (Canada) (the “Canadian Tax Act”).
(b)    Each of the Project Company and PRHC Holdings is a Canadian partnership within the meaning of the Canadian Tax Act.
(c)    The Project Company is not a “SIFT Partnership” within the meaning of the Canadian Tax Act.
(d)    No jurisdiction or authority in or with which the Acquired Entities do not file Tax Returns has alleged that they are required to file such Tax Returns.
(e)    Each of the Acquired Entities (i) has timely filed all Tax Returns that it is required to file in all applicable jurisdictions and, all such Tax Returns are accurate and complete in all material respects, (ii) has timely paid or has caused to be timely paid all Taxes it is required to pay to the extent due (other than those Taxes that it is contesting in good faith and by appropriate proceedings, with adequate, segregated reserves established for such Taxes) and (iii) to the extent such Taxes are not due, has established or caused to be established reserves that are adequate for the payment thereof as required by GAAP.
(f)    Each of the Acquired Entities has withheld from each payment made to any Person, including a Person who is or is deemed to be a non-resident of Canada, all amounts required by applicable law to be withheld, and has remitted such withheld amounts within the prescribed periods to the appropriate Governmental Authorities.
(g)    Each of the Acquired Entities has charged, collected and remitted on a timely basis all Taxes as required under applicable laws on any sale, supply or delivery whatsoever, made by it.
(h)    Each of the Project Company and the General Partner is registered under HST Legislation and their registration numbers are as follows:

(i)	Project Company: 80735 1176 RT0001

(ii)	General Partner: 80600 3638 RT0001

(i)    Each of the Acquired Entities has maintained and continues to maintain at its place of business in Canada all material records and books of account required to be maintained under applicable Law, including laws relating to sales and use Taxes.
(j)    No reassessments of the Taxes of any Acquired Entity have been issued and are outstanding. None of the Seller, the Subsidiary Transferor or any Acquired Entity has received any indication from any Governmental Authority that an assessment or reassessment of any Acquired Entity is proposed in respect of any Taxes, regardless of its merits. No Acquired Entity has executed or filed with any Governmental Authority any agreement or waiver extending the period for assessment, reassessment or collection of any Taxes.
(k)    The terms and conditions made or imposed in respect of every transaction (or series of transactions) between an Acquired Entity and any Person that is (i) a non-resident of Canada for purposes of the Canadian Tax Act, and (ii) not dealing at arm’s length with it for purposes of the Canadian Tax Act, do not differ from those that would have been made between persons dealing at arm’s length for purposes of the Canadian Tax Act.
(l)    There are no Liens for Taxes on any of the assets of the Acquired Entities other than Permitted Liens.
2.10    Unregistered Securities. Assuming the accuracy of the representations made by the Purchasers in Section 3.8 and Section 3.9, (i) it is not necessary in connection with the sale of the Acquired Interests, under the circumstances contemplated by this Agreement, to register such Acquired Interests under the Securities Act of 1933 (the “Securities Act”) and (ii) no filings are required pursuant to the securities laws of any province or territory of Canada or under any other applicable securities laws.
2.11    Broker’s Fees. None of Seller, any Subsidiary Transferor, any of the Acquired Entities or any of their respective Subsidiaries has any liability or obligation for any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement.
2.12    Material Contracts. Parts I, III, IV and V of Appendix D collectively set forth a list of all Material Contracts. At or prior to the date hereof Seller has provided Purchasers with, or access to, copies of all Material Contracts. Each Material Contract is in full force and effect and constitutes the legal, valid, binding and enforceable obligation of the applicable Acquired Entity or Subsidiary that is a party thereto and, to the Knowledge of Seller, each other party thereto, in accordance with its terms, except as such terms may be limited by (i) applicable bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the enforcement of creditors’ rights generally and (ii) general principles of equity, whether considered in a proceeding in equity or at law. No Acquired Entity or any of its Subsidiaries, or to the Knowledge of Seller, any other party thereto (i) is in breach of or default in any material respect under a Material Contract and, to the Knowledge of Seller, no event has occurred and continuing which, with notice or the lapse of time or both, would constitute a material breach of or default under a Material Contract or would give rise to any right of termination, cancellation, acceleration, amendment, suspension or revocation of a Material Contract, or (ii) has received any written notice of termination or suspension of any

Material Contract, and to the Knowledge of Seller, no action is being taken by any Person to terminate or suspend any Material Contract.
2.13    Real Property.
(a)    Except as set forth in Part II of Appendix C, no Acquired Entity nor any of its Subsidiaries owns any real property. To the Knowledge of Seller, no Governmental Authority has commenced the exercise of any eminent domain or similar power with respect to any Project Company Real Property owned by the Acquired Entities or any of their respective Subsidiaries, and there are no pending or, to the Knowledge of Seller, threatened condemnation or eminent domain proceedings that affect any such Project Company Real Property.
(b)    The interests of the Acquired Entities and their respective Subsidiaries in all Project Company Real Property are insured under the Title Policy identified in Part II of Appendix D. The Acquired Entities and their respective Subsidiaries have good and marketable title to or, subject to the terms and conditions of the Material Leases, the right to use all Project Company Real Property, free and clear of all Liens other than Permitted Liens. With respect to the Project Company Real Property any such Person leases or on which such Person was granted easements and/or rights-of-way pursuant to the Material Leases, the Acquired Entities or their respective Subsidiaries, as applicable, have peaceful and undisturbed nonexclusive possession under all Material Leases, easements and/or rights-of-way under which they are leasing or occupying property in accordance with the terms and conditions of the relevant Material Leases, easement or right-of-way and subject to the Permitted Liens. All rents and other payments under the Material Leases have been paid in full to the extent due. No Material Lease has a term that can exceed 50 years (including any renewal or extension options).
(c)    The Project Company Real Property is sufficient to provide the Acquired Entities and their respective Subsidiaries with continuous, uninterrupted and, together with public roads, contiguous access to the Wind Project sufficient for the operation and maintenance of the Wind Project as currently conducted. All utility services necessary for the construction and operation of the Wind Project for its intended purposes are available or are reasonably expected to be so available as and when required upon commercially reasonable terms.
2.14    Permits. Part II of Appendix C sets forth a list of all material Permits acquired or held by the Acquired Entities or their respective Subsidiaries in connection with the operation of the Wind Project. The Acquired Entities or their respective Subsidiaries hold in full force and effect all Permits required for the operation of the Wind Project as presently conducted, other than those Permits required in connection with certain maintenance activities which are ministerial in nature and can reasonably be expected to be obtained in due course on commercially reasonable terms and conditions as and when needed. None of the Acquired Entities or any of their respective Subsidiaries is in material default or material violation of, and, to the Knowledge of Seller, no event has occurred and continuing which, with notice or the lapse of time or both, would constitute a material default or material violation of, or would give rise to any right of termination, cancellation, acceleration, amendment, suspension or revocation of, any Permits or any of the terms, conditions or provisions of any Permits held by the Acquired Entities or their respective Subsidiaries. There are no legal proceedings pending or, to the Knowledge of Seller, threatened in writing, relating to the suspension, revocation or modification of any Permits held by the Acquired Entities or any of their respective Subsidiaries.
2.15    Environmental Matters. Except as set forth in Part II of Appendix D, (i) each of the Acquired Entities and its Subsidiaries, the Project Company Real Property and the Wind Project are in material compliance with all Environmental Laws, (ii) none of the Acquired Entities or any of their respective Subsidiaries has caused or contributed to the release of any Hazardous Substances in any material respect, and (iii) neither Seller nor any Acquired Entity has received written notice from any Person of any material Environmental Claim, or any written notice of any investigation, or any written request for information, in each case, under any Environmental Law. None of Seller, the Acquired Entities or any of their respective Subsidiaries has given any release or waiver of liability that would waive or impair any material claim based on the presence of Hazardous Substances in, on or under any real property, against a previous owner of any real property or against any Person who may be potentially responsible for the presence of Hazardous Substances in, on or under any such real property.
2.16    Insurance. Part II of Appendix D sets forth a list of all material insurance maintained by or on behalf of the Acquired Entities or any of their respective Subsidiaries (the “Insurance Policies”). All Insurance Policies are now in full force and effect. All premiums with respect to the Insurance Policies covering all periods to and including the date hereof have been paid. None of these Insurance Policies have lapsed and, to the Knowledge of Seller, there are no circumstances that have rendered such insurance unenforceable, void or voidable. None of Seller, any Subsidiary Transferor, the Acquired Entities or any of their respective Subsidiaries has received any written notice in the past 12 months from the insurer under any Insurance Policies disclaiming coverage, reserving rights with respect to a particular claim or such Insurance Policy in general or canceling or materially amending any such Insurance Policy. Each of the Acquired Entities and any of its Subsidiaries’ assets and properties are insured in amounts no less than as required by applicable Law, applicable Permits or any Material Contract to which such Person is a party or by which its assets or properties are bound.
2.17    Financial Model. The Financial Model has been prepared in good faith based on reasonable assumptions as to the estimates set forth therein and is consistent in all material respects with the provisions of the Material Contracts.
2.18    Financial Statements; No Undisclosed Liabilities; No Material Adverse Effect. The Financial Statements have been prepared in accordance with GAAP applied on a consistent basis with prior periods, are correct and complete in all material respects and present fairly in accordance with GAAP the assets, liabilities, financial condition and results of operations of the Project Company as at their respective dates for the periods covered by the respective Financial Statements. No Acquired Entity has any Indebtedness other than (i) as disclosed in the Financial Statements or pursuant to the Material Contracts, (ii) incurred since the date of the Financial Statements and disclosed on Appendix D, (iii) incurred after the date hereof with Purchasers’ prior written consent, and (iv) interest and fees accrued on any Indebtedness referred to in clause (i) after the date of the Financial Statements. Except as set forth in the Financial Statements, none of the Acquired Entities nor any of their respective Subsidiaries has any liabilities that would be required to be disclosed on a balance sheet prepared in accordance with GAAP, other than any liabilities incurred in the ordinary course of business since the date of the most recent balance sheet included in the Financial Statements and any liabilities contained in the Material Contracts, other than liabilities thereunder arising from contractual breach. Since the date of the most recent balance sheet included in the Financial Statements, no Material Adverse Effect has occurred.
2.19    Personal Property. The Acquired Entities or a Subsidiary of an Acquired Entity has good and valid title to (or a valid leasehold interest in) the Personal Property currently owned or used by the Acquired Entities and their respective Subsidiaries in the operation of the Wind Project (other than Personal Property that individually and in the aggregate are immaterial to such operations), and such title or leasehold interests are free and clear of Liens other than Permitted Liens. All Personal Property that is material to the operation of the Wind Project is in good operating condition and repair, subject to normal wear and maintenance, and is usable in the ordinary course of business.
2.20    Employees. None of the Acquired Entities or any of their respective Subsidiaries has, or has ever had, any employees.
2.21    Employee Benefits. No employee benefit plan is maintained, established or sponsored by any Acquired Entity or any of their respective Subsidiaries nor does any Acquired Entity or any of their respective Subsidiaries participate in or contribute to any such plan.
2.22    Labor Matters. None of the Acquired Entities or any of their respective Subsidiaries is a party to any collective bargaining agreement with a labor union or organization or any other Contract with any labor union or other employee representative of a group of employees.
2.23    Intellectual Property. The Acquired Entities or their respective Subsidiaries own, license or can acquire on reasonable terms the Intellectual Property necessary to operate the Wind Project. To the Knowledge of Seller, no Intellectual Property required to operate the Wind Project infringes upon or otherwise violates any intellectual property rights of any third party. There are no unresolved pending or, to the Knowledge of Seller, threatened actions or claims that allege that any Acquired Entity or any of its Subsidiaries has infringed or otherwise violated any material intellectual property rights of any third party. To the Knowledge of Seller, no third party is infringing, misappropriating or otherwise violating rights in any material respect any Intellectual Property of the Acquired Entities or any of their respective Subsidiaries.
2.24    Affiliate Transactions. Except as disclosed on Appendix E, there are no transactions, contracts or liabilities between or among (a) any of the Acquired Entities or their respective Subsidiaries on the one hand, and (b) Seller, any of its Affiliates or, to the Knowledge of Seller, any current representative of any of the Acquired Entities or their respective Subsidiaries, Seller or its Affiliates, or any member of the immediate family of any such representative, on the other hand.
2.25    First Nations Matters. Other than as disclosed in Part V of Appendix D (i) there is no pending dispute with, or to the Knowledge of Seller threatened by, any First Nation in respect of aboriginal rights, aboriginal title, treaty rights or any other aboriginal interest of such First Nation in or to all or any portion of the Project Company Real Property or the Wind Project and (ii) no

Acquired Entity or any of its Subsidiaries is a party to any agreement with a First Nations to provide benefits, pecuniary or otherwise, with respect to the Wind Project at any stage of development. Part V of Appendix D lists all First Nations with which the Acquired Entities or their respective Subsidiaries has had active consultation in developing the Wind Project.
ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF PURCHASERS
Except as set forth in, or qualified by any matter set forth in, the Schedules attached hereto, each Purchaser hereby severally represents and warrants to Seller as set forth in this Article 3 as of (a) the date hereof and (b) if the Closing Date is not the date of this Agreement, the Closing Date, in each case, unless otherwise specified in the representations and warranties below, in which case the representation and warranty is made as of such date. Whether or not a particular Section of this Article 3 refers to a specific, numbered Schedule, such Section shall, to the extent applicable, be subject to the exceptions, qualifications, and other matters set forth in the Schedules to the extent that the relevance of such exceptions, qualifications or other matters is reasonably apparent on the face thereof.
3.1    Organization and Status. Such Purchaser (a) is duly formed, validly existing and in good standing under the laws of the jurisdiction of its formation as set forth in the preamble to this Agreement, (b) is duly qualified, authorized to do business and in good standing in each other jurisdiction where the character of its properties or the nature of its activities makes such qualification necessary, and (c) has all requisite power and authority to own or hold under lease the property it purports to own or hold under lease and to carry on its business as now being conducted. Such Purchaser has made available to Seller complete and correct copies of the Organization Documents for such Purchaser.
3.2    Power; Authority; Enforceability. Such Purchaser has the legal capacity and power to enter into and perform its obligations under this Agreement and has been duly authorized, in accordance with its Organization Documents, to enter into and perform its obligations under this Agreement. This Agreement has been duly executed and delivered by such Purchaser and constitutes the legal valid and binding obligation of such Purchaser, severally enforceable against such Purchaser in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, moratorium, reorganization and similar laws affecting the enforcement of creditors’ rights generally and subject to general principles of equity regardless of whether enforceability is considered in a proceeding in equity or at law.
3.3    No Violation. The execution, delivery and performance by such Purchaser of its obligations under this Agreement, including without limitation the purchase of the Acquired Interests and the WIFN Loan from Seller or the Subsidiary Transferors, do not, and will not, (a) violate any Governmental Rule to which such Purchaser is subject or the Organization Documents of such Purchaser, or (b) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel or require any notice under any agreement, contract, lease, license, instrument or other arrangement to which such Purchaser is a party or by which such Purchaser is bound.

3.4    No Litigation. Such Purchaser is not a party to and has not received written notice of any pending or, to the Knowledge of such Purchaser, threatened litigation, action, suit, proceeding or governmental investigation against such Purchaser, which, in either case, would reasonably be expected to materially impair or delay the ability of such Purchaser to perform its obligations under this Agreement or which seeks the issuance of an order restraining, enjoining, altering or materially delaying the consummation of the transactions contemplated by this Agreement.
3.5    Consents and Approvals. Except as set forth in Schedule 3.5, no Consent of any Governmental Authority or any other Person, is required by or with respect to such Purchaser in connection with the execution and delivery of this Agreement by such Purchaser, or the consummation by such Purchaser of the transaction contemplated hereby, except for any consents which if not obtained would not reasonably be expected to materially impair or delay the ability of such Purchaser to perform its obligations under this Agreement.
3.6    Solvency. There are no bankruptcy, reorganization or arrangement proceedings pending against, being contemplated by or, to the Knowledge of such Purchaser, threatened against such Purchaser. Such Purchaser (a) has not had a receiver, receiver and manager, liquidator, sequestrator, trustee or other officer with similar powers appointed over all or part of its business or assets, and to the Knowledge of such Purchaser, no application therefor is pending or threatened, (b) is not insolvent or presumed to be insolvent under any Law and is able to pay its debts as and when they fall due, (c) has not made a general assignment for the benefit of its creditors, and (d) has not taken any action to approve any of the foregoing.
3.7    Compliance with Law. To the Knowledge of such Purchaser, there has been no actual violation by such Purchaser of or failure of such Purchaser to comply with any Governmental Rule that is applicable to it, or allegation by any Governmental Authority of such a violation, that would reasonably be expected to prevent or materially impair or delay the consummation of the transactions contemplated by this Agreement.
3.8    Accredited Investor. Such Purchaser is an “accredited investor” within the meaning of Section 73.3(1) of the Securities Act (Ontario) if such Purchaser is resident in the Province of Ontario or within the meaning of National Instrument 45-106 – Prospectus Exemptions if the Purchaser is resident elsewhere in Canada, and, if the Purchaser is a U.S. Person, the Purchaser is an “accredited investor” within the meaning of Rule 501(a)(1), (2), (3), (7) or (8) of Regulation D, promulgated by the Securities and Exchange Commission under the Securities Act (provided that, in each case, upon reasonable request of the Seller at any time, such Purchaser shall provide a written certificate to such effect to the Seller).
3.9    Purchase Entirely for Own Account. The Acquired Interests to be acquired by such Purchaser will be acquired for investment for such Purchaser’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and such Purchaser has no present intention of selling, granting any participation in or otherwise distributing the same. By executing this Agreement, such Purchaser further represents that such Purchaser does not presently have any contract, undertaking, agreement or arrangement with any Person to sell, transfer or grant participations to such Person or to any third Person, with respect to any of the Acquired Interests.

3.10    Broker’s Fee. Such Purchaser has no liability or obligation for any fees or commissions payable to any broker, finder or agent with respect to the transactions contemplated by this Agreement.
ARTICLE 4
COVENANTS; OTHER OBLIGATIONS
4.1    Covenants
(a)    Costs, Expenses. Except as may be specified elsewhere in this Agreement, such Purchaser shall pay all costs and expenses, including legal fees and the fees of any broker, environmental consultant, insurance consultant, independent engineer, and title company retained by such Purchaser for its due diligence and its negotiation, performance of and compliance with this Agreement. Seller shall pay all costs and expenses (including in connection with any reports, studies or other documents listed in Part II of Appendix D, unless specifically noted in Part II of Appendix D), including legal fees and the fees of any broker of Seller or its Affiliates, relating to or resulting from the negotiation, performance of and compliance with this Agreement by Seller.
(b)    Public Announcement; Confidentiality. No party hereto shall make or issue, or cause to be made or issued, any public announcement or written statement concerning this Agreement or the transactions contemplated hereby without the prior written consent of the other parties, except to the extent required by law (including any disclosure which, in the reasonable judgment of the disclosing party, is necessary or appropriate to comply with Governmental Rules and standards governing disclosures to investors) or in accordance with the rules, regulations and orders of any stock exchange. Seller shall not, and shall cause its Affiliates and directors, officers, employees, agents, consultants advisors and partners not to, disclose any confidential information in or relating to this Agreement other than (i) to its Affiliates and its and their directors, officers, employees, agents, consultants, advisors and partners, provided in each case that such recipient is bound by reasonable confidentiality obligations, (ii) as required by applicable law or regulation or (iii) with the prior consent of Purchasers. Seller shall not use, and shall not enable any third party to use, any confidential information in or relating to this Agreement that constitutes material non-public information regarding Purchasers in a manner that is prohibited by the U.S. securities laws.
(c)    Allocation of Aggregate Purchase Price. The Aggregate Purchase Price shall be allocated between the Acquired Interests and the WIFN Loan based on the percentages set forth on Schedule 4.1(c) and the parties agree to report the transactions contemplated in this Agreement in a manner consistent with such allocation in the preparation, filing and audit of any Tax Return.
(d)    Allocation of Partnership Income and Loss. With respect to the income or loss of the Project Company for the fiscal year in which the Closing occurs, the Purchasers shall cause the General Partner to allocate the applicable portion of income or loss of the Project Company for the period up to and including the date of Closing to the Seller, and to allocate the applicable portion of income or loss of the Project Company for the period after the date of Closing to New Belle River LP Holdco.

4.2    Covenants; Limitations. Notwithstanding anything else contained in this Agreement or the agreements related to this Agreement, the Seller (and each Purchaser following the Closing, to the extent applicable) will cause the Acquired Entities to comply with any obligations required pursuant to this Agreement or the agreements related to this Agreement (i) in its capacity as an indirect holder of less than a majority of the voting securities in the capital of the General Partner and (ii) to the extent it is able to cause the General Partner or the Project Company to take or not take a particular action.
ARTICLE 5
CONDITIONS TO CLOSING
5.1    Conditions Precedent to Each Party’s Obligations to Close. The obligations of the parties to proceed with the Closing under this Agreement are subject to the fulfillment prior to or at Closing of the following conditions (any one or more of which may be waived in whole or in part by all parties in their sole discretion):
(a)    No Violations. The consummation of the transactions contemplated hereby shall not violate any applicable Governmental Rule.
(b)    No Adverse Proceeding. No order of any court or administrative agency shall be in effect which restrains or prohibits the transactions contemplated hereby, and there shall not have been threatened, nor shall there be pending, any action or proceeding by or before any court or Governmental Authority challenging any of the transactions contemplated by this Agreement or seeking monetary relief by reason of the consummation of such transactions.
(c)    Other Conditions Precedent to Closing to Each Party’s Obligations. The conditions precedent, if any, set forth on Appendix B-3 shall have been satisfied (any one or more of which may be waived in whole or in part by all parties in their sole discretion).
5.2    Conditions Precedent to Obligations of Purchasers to Close. The obligations of each Purchaser to proceed with the Closing under this Agreement with respect to the purchase of the Acquired Interests and the WIFN Loan are subject to the fulfillment prior to or at Closing of the following conditions (any one or more of which may be waived in whole or in part by such Purchaser in its sole discretion):
(a)    Performance and Compliance. Seller shall have performed, in all material respects, all of the covenants and complied with all of the provisions required by this Agreement to be performed or complied with by it on or before the Closing.
(b)    Consents. All necessary Consents shall have been obtained, including those set forth in Schedules 2.5 and 3.5.
(c)    Good Standing Certificate. Such Purchaser shall have received a good standing certificate of Seller, each Subsidiary Transferor, each of the Acquired Entities and each of their respective Subsidiaries, in each case issued by the secretary of state of the state or provincial authority of the province (as applicable) of its formation.

(d)    Satisfactory Instruments. All instruments and documents reasonably required on the part of Seller to effectuate and consummate the transactions contemplated hereby shall be delivered to such Purchaser and shall be in form and substance reasonably satisfactory to such Purchaser.
(e)    Loan Documents. Absence of any material amendment to, or any default under, any Loan Document (as defined in the Term Loan Agreement).
(f)    Material Contracts. Absence of any amendment to, entry into, termination or waiver (in whole or in part) of any Material Contract, except any such amendment, termination or waiver that has been approved by each Purchaser, that would reasonably be expected to materially and adversely affect the Operating Period.
(g)    Other Conditions Precedent to Purchasers’ Obligation to Close. The conditions precedent, if any, set forth in Appendix B-4 shall have been satisfied or waived in whole or in part by each Purchaser in such Purchaser’s sole discretion.
5.3    Conditions Precedent to the Obligations of Seller to Close. The obligations of Seller to proceed with the Closing hereunder with respect to Seller’s sale of the Acquired Interests and the WIFN Loan are subject to the fulfillment prior to or at Closing of the following conditions (any one or more of which may be waived in whole or in part by Seller in its sole discretion):
(a)    Purchase Price. Purchasers shall have transferred in immediately available funds the Aggregate Purchase Price pursuant to, in accordance with and into the account or accounts designated in, Part I of Appendix B.
(b)    Performance and Compliance. Purchasers shall have performed all of the covenants and complied, in all material respects, with all the provisions required by this Agreement to be performed or complied with by it on or before the Closing.
(c)    Satisfactory Instruments. All instruments and documents required on the part of each Purchaser to effectuate and consummate the transactions contemplated hereby shall be delivered to Seller and shall be in form and substance reasonably satisfactory to Seller.
(d)    Other Conditions Precedent to Seller’s Obligation to Close. The conditions precedent, if any, set forth in Appendix B-5 shall have been satisfied or waived in whole or in part by Seller in Seller’s sole discretion.
ARTICLE 6
REMEDIES FOR BREACHES OF THIS AGREEMENT
6.1    Indemnification.
(a)    By Seller. Subject to the limitations set forth in this Article 6 and Section 7.14, from and after the Closing, Seller agrees to indemnify and hold harmless each Purchaser and its Affiliates together with their respective directors, officers, managers, employees and agents (each a “Purchaser Indemnified Party”) from and against any and all Losses that any Purchaser Indemnified Party incurs by reason of or in connection with any of the following circumstances:

(i)	any breach by Seller of any representation or warranty made by it in Article 2 or any breach or violation of any covenant, agreement or obligation of Seller contained herein; and

(ii)	as set forth in Part V of Appendix B.
(b)    By Purchasers. Subject to the limitations set forth in this Article 6 and Section 7.14, from and after the Closing, each Purchaser agrees to indemnify and hold harmless Seller and Seller’s Affiliates together with their respective directors, officers, managers, employees and agents (each a “Seller Indemnified Party”) from and against any and all Losses that any Seller Indemnified Party incurs by reason of or in connection with any of the following circumstances:

(i)	any breach by such Purchaser of any representation or warranty made by it in Article 3 or any breach or violation of any covenant, agreement or obligation of such Purchaser contained herein; and

(ii)	as set forth in Part V of Appendix B.
6.2    Limitations on Seller’s or Purchasers’ Indemnification.
(a)    Minimum Limit on Claims. A party required to provide indemnification under this Article 6 (an “Indemnifying Party”) shall not be liable under this Article 6 to an Indemnified Party for any Claim for breach of any representation or warranty unless and until the aggregate amount of all Claims for which it would, in the absence of this provision, be liable exceeds: (i) in the event that Seller is the Indemnifying Party, the Basket Amount, and (ii) in the event that a Purchaser is the Indemnifying Party, such Purchaser’s pro rata portion (based on its Percentage Portion) of the Basket Amount, and in each such event the Indemnifying Party will be liable for the amount of all Claims, including the Basket Amount; provided that the foregoing limitation shall not apply in the case of actual fraud or willful misrepresentation by the Indemnifying Party.
(b)    Maximum Limit on Claims.

(i)
Limitation on Seller’s Liability. Seller’s maximum aggregate liability for Claims for breaches of representations and warranties under this Agreement is limited to Seller’s Maximum Liability set forth in Part V of Appendix B; provided that the Seller’s Maximum Liability will not apply to any Claim based on (A) actual fraud or willful misrepresentation or (B) any breach of the representations and warranties set forth in Sections 2.1, 2.2, 2.3, 2.5, 2.6, 2.9, 2.11 and 2.18 (solely with respect to the Indebtedness of the Acquired Entities and their respective Subsidiaries).

(ii)
Limitation on Purchasers’ Liability. Purchasers’ maximum aggregate liability for Claims for breaches of representations and warranties under this Agreement is limited to Purchaser’s Maximum Liability set forth in Part V of Appendix B; provided that the Purchaser’s Maximum Liability will not apply to any Claim based on (A) actual fraud or willful misrepresentation or (B) any breach of the representations and warranties set forth in Sections 3.1, 3.2, 3.3, 3.5 and 3.10.

(c)    Time Limit for Claims. No Indemnified Party may make a Claim for indemnification under Section 6.1 in respect of any Claim unless notice in writing of the Claim, incorporating a statement setting out in reasonable detail the grounds on which the Claim is based, has been given by the Indemnified Party prior to the expiration of the applicable Survival Period as set forth in Part V of Appendix B.
6.3    Reimbursements; Refunds.
(a)    Right of Reimbursement. The amount of Losses payable under Section 6.1 by an Indemnifying Party shall be net of any amounts recovered by the Indemnified Party under applicable insurance policies or from any other Person responsible therefor. If the Indemnified Party receives any amounts under applicable insurance policies, or from any other Person responsible for any Losses subsequent to an indemnification payment by the Indemnifying Party and such amounts would result in a duplicative recovery, then such Indemnified Party shall promptly reimburse the Indemnifying Party for any payment made or expense incurred by such Indemnifying Party in connection with providing such indemnification payment up to the amount received by the Indemnified Party, net of any expenses incurred by such Indemnified Party in collecting such amount.
(b)    Other Refund Obligations. In addition to the obligations set forth in Section 6.3(a), the applicable Indemnified Party shall be obligated to reimburse or refund to the Indemnifying Party for payments made by it to such Indemnified Party under this Article 6 as set forth in Part V of Appendix B.
6.4    Right to Control Proceedings for Third Party Claims.
(a)    If a third party shall notify any party with respect to any matter that may give rise to a Claim (a “Third Party Claim”), the Indemnified Party must give notice to the Indemnifying Party of the Third Party Claim (a “Third Party Claim Notice”) within twenty (20) Business Days after it becomes aware of the existence of the Third Party Claim and that it may constitute a Third Party Claim. The Indemnified Party’s failure to give a Third Party Claim Notice in compliance with this Section 6.4(a) of any Third Party Claim which may give rise to a right of indemnification hereunder shall not relieve the Indemnifying Party of any liability which it may have to the Indemnified Party unless, and solely to the extent that, the failure to give such notice materially and adversely prejudiced the Indemnifying Party.

(b)    The Indemnifying Party shall have the right to participate in, or by giving written notice to the Indemnified Party, to assume control of the defense of any Third Party Claim with the Indemnifying Party’s own counsel, in each case at the Indemnifying Party’s own cost and expense (provided that prior to assuming control of such defense, the Indemnifying Party must acknowledge its indemnity obligations under this Article 6), and the Indemnified Party shall cooperate in good faith in such defense. The Indemnified Party shall have the right, at its own cost and expense, to participate in the defense of any Third Party Claim with separate counsel selected by it, subject to the Indemnifying Party’s right to control the defense thereof; provided that in such event the Indemnifying Party shall pay the fees and expenses of such separate counsel (i) incurred by the Indemnified Party prior to the date the Indemnifying Party assumes control of the defense of the Third Party Claim, (ii) if such Third Party Claim would reasonably be expected to be materially detrimental to the business, reputation or future prospects of any Indemnified Party or (iii) if representation of both the Indemnifying Party and the Indemnified Party by the same counsel would create a conflict of interest. If the Indemnifying Party (i) fails to promptly notify the Indemnified Party in writing of its election to defend or fails to acknowledge its indemnity obligations under this Article 6 as provided in this Agreement, (ii) elects not to defend (or compromise at its sole cost and expense) such Third Party Claim, (iii) has elected to defend such Third Party Claim but fails to promptly and diligently pursue the defense such Third Party Claim, (iv) otherwise breaches any of its obligations under this Article 6 or (v) as set forth on Schedule 6.4(b) hereto, or if the Third Party Claim is reasonably expected by the Indemnified Party to result in a payment obligation on the Indemnified Party in an amount that exceeds the maximum indemnification then available to the Indemnified Party pursuant to this Article 6, then the Indemnifying Party shall not be entitled to assume or maintain control of the defense of such Third Party Claim and the Indemnified Party may (by written notice to the Indemnifying Party) assume control of such defense (in which case the Indemnifying Party shall pay the fees and expenses of counsel retained by the Indemnified Party) and/or compromise such Third Party Claim and seek indemnification for any and all Losses based upon, arising from or relating to such Third Party Claim. The parties shall cooperate with each other in all reasonable respects in connection with the defense of any Third Party Claim.
(c)    Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not enter into any settlement of any Third Party Claim without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld or delayed), except as provided in this Section 6.4(c). If a firm offer is made to settle a Third Party Claim that (i) does not (A) result in any liability or create any financial or other obligation on the part of the Indemnified Party and (B) result in the loss of any right or benefit on the part of any Indemnified Party, (ii) does not impose injunctive or other equitable relief against any Indemnified Party, and (iii) provides, in customary form, for the unconditional release of each Indemnified Party from all liabilities and obligations in connection with such Third Party Claim, and the Indemnifying Party desires to accept and agree to such firm offer, then the Indemnifying Party shall give written notice to that effect to the Indemnified Party. If the Indemnified Party fails to consent to such firm offer within twenty (20) days after its receipt of such notice, the Indemnified Party may continue to contest or defend such Third Party Claim and in such event, the maximum liability of the Indemnifying Party as to such Third Party Claim shall not exceed the amount of such settlement offer. If the Indemnified Party fails to consent to such firm offer within such twenty (20) day period and also fails to assume defense of such Third Party Claim, the Indemnifying Party may settle the Third Party Claim upon the terms set forth in such firm offer to settle such Third Party Claim. If the Indemnified Party has assumed the defense pursuant to Section 6.4(b), it may settle the Third Party Claim; provided that if the settlement is made without the prior written consent of the Indemnifying Party (which consent shall not be unreasonably withheld or delayed), the Indemnifying Party shall have no indemnity obligation pursuant to this Article 6 with respect to such Third Party Claim.
6.5    Mitigation; Treatment of Indemnification.
(a)    The Indemnified Party shall use commercially reasonable efforts to mitigate all Losses relating to a Claim for which indemnification is sought under this Article 6.
(b)    All indemnification payments under this Article 6 shall be deemed adjustments to the Aggregate Purchase Price.
6.6    Exclusive Remedy. Seller and Purchasers acknowledge and agree that, should the Closing occur, and excluding liability for actual fraud or willful misrepresentation, the foregoing indemnification provisions of this Article 6 and the provisions of Section 7.15 shall be the sole and exclusive remedy of Seller and Purchasers with respect to any misrepresentation, breach of warranty, covenant or other agreement (other than any Purchase Price Adjustment set forth in Part I of Appendix B) or other claim arising out of this Agreement or the transactions contemplated hereby. Without limiting the generality of the foregoing, effective as of the Closing each of the Purchasers and Seller covenants to the other party that in respect of any matters under or contemplated in this Agreement, it will not make any Claim whatsoever against any Affiliate of the other party or the directors, officers, managers, shareholders, member, controlling persons, employees and agents of any of the foregoing, in each case in their capacities as such, and its rights in respect of any such Claim for breach of any provision of this Agreement are limited solely to such rights as it may have against Seller or Purchasers, as the case may be, under this Agreement.
6.7    Purchaser Indemnification Decisions. Each Purchaser may bring a Claim for indemnification pursuant to this Article 6. If both Purchasers initiate substantially the same Claim (a “Joint Claim”), PEGI shall have the right to assume control of the prosecution of such Joint Claim but may not enter into any settlement with the Indemnifying Party that purports to bind PSP with respect to such Joint Claim without the prior written consent of PSP (such consent not to be unreasonably withheld, conditioned or delayed). If PEGI has elected to prosecute such Joint Claim but fails to promptly and diligently pursue the same, then PSP may (by written notice to PEGI) assume control of the prosecution of such Joint Claim but may not enter into any settlement with the Indemnifying Party with respect to such Joint Claim that purports to bind PEGI without the prior written consent of PEGI (such consent not to be unreasonably withheld, conditioned or delayed). Neither Purchaser may enter into any settlement with respect to any Joint Claim solely for itself (i.e., any settlement that does not purport to bind the other Purchaser) without first notifying the other Purchaser and giving the other Purchaser a reasonable opportunity to participate in such settlement. The expenses of the prosecution of any Joint Claim shall be borne by both Purchasers pro rata in accordance with their Percentage Portion.
ARTICLE 7
MISCELLANEOUS

7.1    Entire Agreement. This Agreement and the Schedules and Appendices hereto, each of which is hereby incorporated herein, set forth all of the promises, covenants, agreements, conditions, undertakings, representations and warranties between the parties hereto with respect to the subject matter hereof and supersede all prior and contemporaneous agreements and understandings, inducements or conditions, express or implied, oral or written.
7.2    Notices. All notices, requests, demands and other communications hereunder shall be in writing (including facsimile transmission and electronic mail (“email”) transmission and shall be deemed to have been duly given if personally delivered, telefaxed (with confirmation of transmission), e-mailed (so long as confirmation of receipt is requested and received) or, if mailed, when mailed by United States first-class or Canadian Lettermail or Letter-post (as the case may be), certified or registered mail, postage prepaid, or by any international or national overnight delivery service, to the other party at the addresses as set forth in Part VI of Appendix B (or at such other address as shall be given in writing by any party to the other). All such notices, requests, demands and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5 p.m. in the place of receipt and such day is a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding Business Day in the place of receipt.
7.3    Successors and Assigns.
(a)    No party shall assign this Agreement or any of its rights or obligations herein without the prior written consent of the other parties, in their sole discretion, except as provided herein and except that any party may assign this Agreement or any of its rights or obligations herein to an Affiliate of such party but the assigning party shall continue to be liable for all of its obligations hereunder following any such assignment. Subject to the foregoing, this Agreement, and all rights and powers granted hereby, will bind and inure to the benefit of the parties hereto and their respective successors and permitted assigns.
(b)    Notwithstanding Section 7.3(a), each of Seller and each Purchaser may assign this Agreement without the consent of the other parties as specified in Part VI of Appendix B.
7.4    Jurisdiction; Service of Process; Waiver of Jury Trial.
(a)    EACH OF THE PARTIES HERETO WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY SUIT, ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.
(b)    Any and all claims, counterclaims, demands, causes of action, disputes, controversies, and other matters in question arising out of or relating to this Agreement, or the alleged breach hereof, or in any way relating to the subject matter of this Agreement or the relationship between the parties created by this Agreement (hereafter, a “Dispute”), except for any claims for specific performance as set forth in Section 7.15, shall be finally resolved by binding arbitration administered by the American Arbitration Association (“AAA”) under the AAA Commercial Arbitration Rules, including the Procedures for Large, Complex Commercial Disputes

(the “Rules”) then in force to the extent such Rules are not inconsistent with the provisions of this Agreement. The party or parties commencing arbitration shall deliver to the other party or parties a written notice of intent to arbitrate (a “Demand”) in accordance with Rule R-4. The arbitration shall be governed by the Federal Arbitration Act, 9 U.S.C. §§1 et seq.

(i)
Selection of Arbitrators. Disputes shall be resolved by a panel of three independent and impartial arbitrators, (the “Arbitrators”). The party or parties initiating the arbitration shall appoint an arbitrator in its or their Demand; the responding party or parties shall appoint an arbitrator in its or their answering statement, which is due thirty (30) days after receipt of the Demand. If any party fails or refuses to timely nominate an arbitrator within the time permitted, such arbitrator shall be appointed by the AAA from individuals with significant experience in renewable energy projects from its Large, Complex Commercial Case Panel. Within thirty (30) days of the appointment of the second arbitrator, the two party-appointed arbitrators shall appoint the third arbitrator, who shall act as the chair of the arbitration panel. If the two party-appointed arbitrators fail or refuse to appoint the third arbitrator within such thirty (30)-day period, the third arbitrator shall be appointed by the AAA from individuals with significant experience in renewable energy projects from its Large, Complex Commercial Case Panel in accordance with Rule R-12. The Arbitrators, acting by majority vote, shall resolve all Disputes.

(ii)	Confidentiality. To the fullest extent permitted by law, the arbitration proceedings and award shall be maintained in confidence by the parties.

(iii)
Place of Arbitration. The place of arbitration shall be New York, New York. Any action in connection therewith shall be brought in the United States District Court for the Southern District of New York or, if that court does not have jurisdiction, any New York state court in New York County. Each party consents to the exclusive jurisdiction of such courts in any such suit, action or proceeding, and irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding which is brought in any such court has been brought in an inconvenient forum. Each party further agrees to accept service of process out of any of the before mentioned courts in any such dispute by registered or certified mail addressed to the party at the address set forth in Part VI of Appendix B.

(iv)
Conduct of the Arbitration. The arbitration shall be conducted in accordance with the Rules and in a manner that effectuates the parties’ intent that Disputes be resolved expeditiously and with minimal expense. The Arbitrators shall endeavor to commence the arbitration hearing within one hundred and eighty (180) days of the third arbitrator’s appointment.

(v)
Interim Relief. Any party may apply to the Arbitrators seeking injunctive relief until the arbitration award is rendered or the controversy is otherwise resolved. Any party also may, without waiving any remedy under this Agreement, seek from any court having jurisdiction any interim or provisional relief that is necessary to protect the rights or property of that party, pending the establishment of the arbitral tribunal (or pending the Arbitrators’ determination of the merits of the controversy).

(vi)
Discovery. The Arbitrators, upon a showing of good cause, may require and facilitate such limited discovery as it shall determine is appropriate in the circumstances, taking into account the needs of the parties, the burden on the parties, and the desirability of making discovery limited, expeditious, and cost-effective. The Arbitrators shall issue orders to protect the confidentiality of proprietary information, trade secrets and other sensitive information disclosed in discovery.

(vii)
Arbitration Award. The Arbitrators shall endeavor to issue a reasoned, written award within thirty (30) days of the conclusion of the arbitration hearing. The Arbitrators shall have the authority to assess some or all of the costs and expenses of the arbitration proceeding (including the Arbitrators’ fees and expenses) against any party. The Arbitrators shall also have the authority to award attorneys’ fees and expenses to the prevailing party or parties. In assessing the costs and expenses of the arbitration and/or awarding attorneys’ fee and expenses, the Arbitrators shall consider the relative extent to which each party has prevailed on the disputed issues and the relative importance of those issues. The limitations of Section 7.14 shall apply to any award by the Arbitrators.

7.5    Headings; Construction; and Interpretation. The headings preceding the text of the sections and subsections hereof are inserted solely for convenience of reference and shall not constitute a part of this Agreement, nor shall they affect its meaning, construction or effect. Except as otherwise expressly provided, the rules of construction set forth in Appendix A-2 shall apply to this Agreement. The parties agree that any rule of law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the party that drafted it has no application and is expressly waived.

7.6    Further Assurances. Each party shall cooperate and take such action as may be reasonably requested by the other party in order to carry out the provisions and purposes of this Agreement and the transactions contemplated hereby.
7.7    Amendment and Waiver. The parties may by mutual agreement amend this Agreement in any respect, and any party, as to such party, may (a) extend the time for the performance of any of the obligations of any other party, (b) waive any inaccuracies in representations by any other party, (c) waive compliance by any other party with any of the agreements contained herein and performance of any obligations by such other party, and (d) waive the fulfillment of any condition that is precedent to the performance by such party of any of its obligations under this Agreement. To be effective, any such amendment or waiver must be in writing and be signed by the party against whom enforcement of the same is sought.
7.8    No Other Beneficiaries. This Agreement is being made and entered into solely for the benefit of Purchasers and Seller, and neither Purchasers nor Seller intends hereby to create any rights in favor of any other Person as a third party beneficiary of this Agreement or otherwise.
7.9    Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the jurisdiction specified in Part VI of Appendix B.
7.10    Schedules. References to a Schedule shall include any disclosure expressly set forth on the face of any other Schedule even if not specifically cross-referenced to such other Schedule to the extent that the relevance of such matter is reasonably apparent on the face thereof. The fact that any item of information is contained in a disclosure schedule shall not be construed as an admission of liability under any Governmental Rule, or to mean that such information is material. Such information shall not be used as the basis for interpreting the term “material”, “materially” or any similar qualification in this Agreement.
7.11    Limitation of Representations and Warranties. Purchasers acknowledge that except as expressly provided in Article 2 of this Agreement, Seller has not made, and Seller hereby expressly disclaims and negates, and each of the Purchasers hereby expressly waive, any other representation or warranty, express, implied, at Law or otherwise relating to the Acquired Interests, the WIFN Loan, Seller or Seller Affiliates, the Acquired Entities, the Wind Project or this Agreement.
7.12    Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but which together shall constitute one and the same instrument. A facsimile or electronically imaged version of this Agreement may be executed by one or more parties hereto and an executed copy of this Agreement may be delivered by one or more parties hereto by facsimile or “PDF” electronic mail pursuant to which the signature of or on behalf of such party can be seen, and such execution and delivery shall be considered valid, binding and effective for all purposes.
7.13    Severability. If any provision of this Agreement or any other agreement entered into pursuant hereto is contrary to, prohibited by or deemed invalid under applicable law or regulation, such provision shall be inapplicable and deemed omitted to the extent so contrary, prohibited or invalid, but the remainder hereof shall not be invalidated thereby and shall be given full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.
7.14    Limit on Damages. Each party hereto acknowledges and agrees that neither party shall be liable to the other party for any punitive damages (except to the extent paid to a third party in respect of a Third Party Claim) or damages that were not reasonably foreseeable.
7.15    Specific Performance. The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in any court of competent jurisdiction, in addition to any other remedy to which they are entitled at law or in equity.
7.16    Limitation of Liability of PSP Trustees. Notwithstanding anything in this Agreement to the contrary, the parties hereto agree that the trustees of PSP are entering into this Agreement and the other documents delivered in connection herewith solely in their capacities as trustees of PSP. Any obligations or liability of PSP resulting from this Agreement and any such other documents shall be satisfied only out of the property of PSP and not out of the property of the trustees or unitholders of PSP, and such obligations or liability shall bind the trustees of PSP only to the extent (i) that the trustees of PSP are entitled to be indemnified out of the property of PSP, (ii) the value of the property of PSP is sufficient to satisfy the right of the trustees to be indemnified, and (iii) the trustees of PSP are so indemnified.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed this Purchase and Sale Agreement as of the day and year first above written.

PATTERN ENERGY GROUP INC.
By:	/s/ Dyann Blaine
Its:	Dyann Blaine, Vice President

[Signature Page to the Belle River Purchase and Sale Agreement]

VERTUOUS ENERGY TRUST by its trustee INFRA-PSP CREDIT INC.
By:	/s/ Stephan Rupert
Its:	Stephan Rupert, Authorized Signatory

By:	/s/ Michael Larkin
Its:	Michael Larkin, Authorized Signatory

[Signature Page to the Belle River Purchase and Sale Agreement]

PATTERN ENERGY GROUP LP
By:	/s/ Dyann Blaine
Its:	Dyann Blaine, Vice President

[Signature Page to the Belle River Purchase and Sale Agreement]

APPENDIX A-1: GENERAL DEFINITIONS
(as applicable and to the extent used in the final Agreement)

“AAA” shall have the meaning set forth in Section 7.4(b).
“Acquired Entities” means, collectively, the Project Company, the General Partner and Pattern Belle River GP Holdco.
“Acquired Interests” shall have the meaning set forth in the recitals, as more fully described in Part I of Appendix C.
“Affiliate” means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with the Person specified, or who holds or beneficially owns 50% or more of the equity interest in the Person specified or 50% or more of any class of voting securities of the Person specified; provided that notwithstanding the foregoing (a) Purchasers and their respective Subsidiaries shall not be deemed to be Affiliates of Seller and (b) Seller and its Affiliates (other than Purchasers and their respective Subsidiaries) shall not be deemed to be Affiliates of any Purchaser.
“Aggregate Purchase Price” shall have the meaning set forth in Section 1.1, and is more particularly described in Part I of Appendix B.
“Agreement” shall have the meaning set forth in the preamble to this Agreement.
“Amended and Restated Limited Partnership Agreement” means the Amended and Restated Limited Partnership Agreement in respect of New Belle River LP Holdco, made as of the date of Closing, among Pattern Belle River GP Holdco, Pattern Canada Finance Company ULC and PSP.
“Arbitrators” shall have the meaning set forth in Section 7.4(b).
“ARC” means an advance ruling certificate issued by the Commissioner of Competition pursuant to subsection 102(1) of the Competition Act with respect to the transactions contemplated by this Agreement.
“Basket Amount” shall have the meaning set forth in Part V of Appendix B.
“Belle River LP Holdings” shall have the meaning set forth in Part I of Appendix C.
“Business Day” means any day other than a Saturday, a Sunday or any other day on which banks are authorized to be closed in New York, New York or Montreal, Québec.
“Canadian Tax Act” shall have the meaning set forth in Section 2.9(a).
“Claim” means a claim by an Indemnified Party for indemnification pursuant to Section 6.1.
“Closing” shall have the meaning set forth in Section 1.3.

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“Closing Date” shall mean the date a Closing occurs.
“Commissioner of Competition” means the Commissioner of Competition appointed pursuant to the Competition Act or a Person designated or authorized pursuant to the Competition Act to exercise the powers and perform the duties of the Commissioner of Competition.
“Competition Act” means the Competition Act (Canada).
“Competition Act Approval” means any of: (a) the issuance of an ARC and such ARC has not been rescinded prior to Closing, or (b)  Purchasers and the Seller have given the notice required under Section 114 of the Competition Act with respect to the transactions contemplated by this Agreement and the applicable waiting period under Section 123 of the Competition Act has expired or has been terminated in accordance with the Competition Act, or (c) the obligation to give the requisite notice has been waived pursuant to paragraph 113(c) of the Competition Act, and in the case of (b) and (c), Purchasers have been advised in writing by the Commissioner of Competition that the Commissioner of Competition, at that time, does not intend to make an application under Section 92 of the Competition Act in respect of the transactions contemplated by this Agreement, and such advice has not been rescinded prior to Closing.
“Consent” means any consent, approval, order or Permit of or from, or registration, declaration or filing with or exemption by any Person, including a Governmental Authority.
“Contract” means any agreement, lease, license, obligation, plan, arrangement, purchase order, commitment, evidence of indebtedness, mortgage, indenture, security agreement or other contract (whether written or oral) entered into by a Person or by which a Person or any of its assets are bound.
“Demand” shall have the meaning set forth in Section 7.4(b).
“Dispute” shall have the meaning set forth in Section 7.4(b).
“Dollars” or “$” means the lawful currency of the United States of America or Canada, as identified in Part I of Appendix B.
“Environmental Claim” means any suit, action, demand, directive, claim, Lien, written notice of noncompliance or violation, allegation of liability or potential liability, or proceeding made or brought by any Person in each case (a) alleging any liability under or violation of or noncompliance with any applicable Environmental Law, (b) with respect to the release of or exposure to Hazardous Substances, or (c) with respect to noise pollution or visual impacts, including shadow flicker.
“Environmental Consultant” shall have the meaning described in Part II of Appendix D.
“Environmental Law” means any Law pertaining to the environment, natural resources, human health and safety in connection with exposure to Hazardous Substances, and physical and biological natural resources, including, but not limited to, the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (42 U.S.C. § 9601 et seq.), and the Superfund Amendments and Reauthorization Act of 1986, the Emergency Planning and Community Right to Know Act (42

App. A-1 - 2

U.S.C. §§ 11001 et seq.), the Resource Conservation and Recovery Act of 1976 (42 U.S.C. §§ 6901 et seq.), and the Hazardous and Solid Waste Amendments Act of 1984, the Clean Air Act (42 U.S.C. §§ 7401 et seq.), the Federal Water Pollution Control Act (also known as the Clean Water Act) (33 U.S.C. §§ 1251 et seq.), the Toxic Substances Control Act (15 U.S.C. §§ 2601 et seq.), the Safe Drinking Water Act (42 U.S.C. §§ 300f et seq.), the Endangered Species Act (16 U.S.C. §§ 1531 et seq.), the Migratory Bird Treaty Act (16 U.S.C. §§ 703 et seq.), the Bald and Golden Eagle Protection Act (16 U.S.C. §§ 668 et seq.), the Oil Pollution Act of 1990 (33 U.S.C. §§ 2701 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. §§ 1801 et seq.), and any similar or analogous state, provincial, local and municipal Laws, in effect as of the date hereof or the Closing Date, as applicable.
“Financial Model” means the financial model for the Wind Project.
“Financial Statements” means the (a) audited financial statements of the Project Company as at December 31, 2018; and (b) the unaudited financial statements of the Project Company for the period ended March 31, 2019, in each case prepared in accordance with GAAP.
“First Nations” means any governing body of any first nations, Métis and/or indigenous and/or aboriginal tribe(s) and/or band(s).
“GAAP” means generally accepted accounting principles used by the Project Company to prepare the Financial Statements, consistently applied throughout the specified period and in the immediately prior comparable period.
“General Partner” shall have the meaning set forth in Section 2.9(a).
“Governmental Authority” means any federal or national, state, provincial, county, municipal or local government or regulatory or supervisory department, body, political subdivision, commission, agency, instrumentality, ministry, court, judicial or administrative body, taxing authority, or other authority thereof (including any corporation or other entity owned or controlled by any of the foregoing) having jurisdiction over the matter or Person in question.
“Governmental Rule” means, with respect to any Person, any applicable law, statute, treaty, rule, regulation, ordinance, order, code, judgment, decree, injunction or writ issued by any Governmental Authority.
“Hazardous Substances” means all substances, materials, chemicals, wastes or pollutants that are defined, regulated, listed or prohibited under Environmental Law, including without limitation, (i) asbestos or asbestos containing materials, radioactive materials, lead, and polychlorinated biphenyls, any petroleum or petroleum product, solid waste, mold, mycotoxin, urea formaldehyde foam insulation and radon gas; (ii) any waste or substance that is listed, defined, designated or classified as, or otherwise determined by any Environmental Law to be, ignitable, corrosive, radioactive, dangerous, toxic, explosive, infectious, radioactive, mutagenic or otherwise hazardous; (iii) any pollutant, contaminant, waste, chemical, deleterious substances or other material or substance (whether solid, liquid or gas) that is defined as a “solid waste,” “hazardous waste,” “hazardous material,” “hazardous substance,” “extremely hazardous waste,” “restricted hazardous

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waste,” “pollutant,” “contaminant,” “hazardous constituent,” “special waste,” “toxic substance,” or a word, term, or phrase of similar meaning or regulatory effect under any Environmental Law.
“HST Legislation” means Part IX of the Excise Tax Act (Canada).
“Indebtedness” means all obligations of a Person (a) for borrowed money (including principal, accrued and unpaid interest, fees due, and any other amounts due), whether or not contingent, (b) evidenced by notes, bonds, debentures, mortgages or similar instruments or debt securities, (c) for the deferred purchase price of property, goods or services (other than trade payables or accruals incurred in the ordinary course of business and not past due), including all seller notes and “earn out” payments, (d) under capital leases, (e) secured by a Lien on the assets of such Person, whether or not such obligation has been assumed by such Person, (f) with respect to reimbursement obligations for letters of credit, performance bonds and other similar instruments (whether or not drawn), (g) under any interest rate, currency or other hedging agreement (including collars) or commitment therefor, (h) to repay deposits or other amounts advanced by and owing to third parties, (i) under conditional sale or other title retention agreements relating to property purchased by such Person, (j) in the nature of guaranties of the obligations described in clauses (a) through (i) above of any other Person or as to which such Person has an obligation substantially the economic equivalent of a guaranty, or (k) in respect of any other amount properly characterized as indebtedness in accordance with GAAP.
“Indemnified Party” means either a Purchaser Indemnified Party or a Seller Indemnified Party, as the case may be.
“Indemnifying Party” shall have the meaning set forth in Section 6.2(a).
“Intellectual Property” means all intellectual property rights, including, without limitation, (a) patents, patent applications, patent disclosures and inventions, (b) Internet domain names, trademarks, trade names, service marks, trade dress, trade names, logos and corporate names and registration and applications for registration of any item listed in clause (b), together with all of the goodwill associated therewith, (c) copyrights (registered or unregistered), works of authorship and copyrightable works, and registrations and applications for registration of any item in this clause (c), (d) computer software (whether in source code, object code or other form), data, databases and any documentation related to any item listed in this clause, (e) trade secrets and other confidential information (including confidential and proprietary know how, ideas, formulas, compositions, recipes, inventions (whether patentable or unpatentable and whether or not reduced to practice), manufacturing and production processes, procedures and techniques, research and development information, drawings, blueprints, specifications, designs, plans, proposals, technical data, financial and marketing plans and customer and supplier lists and information), (f) all rights of privacy and publicity, (g) other intellectual property rights and (h) copies and tangible embodiments thereof (in whatever form or medium).
“Joint Claim” shall have the meaning set forth in Section 6.7.
“Knowledge” means (a) with respect to Seller, the actual knowledge of the persons identified in Part VI of Appendix B, which shall include at a minimum (i) the senior developer responsible for

App. A-1 - 4

the Wind Project, (ii) the construction manager responsible for the Wind Project, (iii) the transaction counsel responsible for the financing of the Wind Project and (iv) the finance manager responsible for the financing of the Wind Project and (b) with respect to each Purchaser, the actual knowledge of the persons identified in Part VI of Appendix B opposite the name of such Purchaser.
“Laws” means all common law, laws, by-laws, statutes, treaties, rules, Orders, rulings, decisions, judgments, injunctions, awards, decrees, codes, ordinances, standards, regulations, restrictions, official guidelines, policies, directives, interpretations, Permits or like action having the effect of law of any Governmental Authority.
“Lease” means a lease, ground lease, sublease, license, binding right of superficies, concession, easement, servitude, right of way, encroachment agreement, municipal right of way agreements, and road user agreements or other written agreement, including any option relating thereto, in each case, governing real property, to which the any Acquired Entity or any of its Subsidiaries is a party.
“Lien” on any asset means any mortgage, deed of trust, lien, hypothec, pledge, charge, security interest, restrictive covenant, right of first refusal, right of first offer, easement or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected or effective under applicable law, as well as the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such asset.
“Loss” means any and all losses (including loss of profit and loss of expected profit), claims, actions, liabilities, damages, expenses, diminution in value or deficiencies of any kind or character including all interest and other amounts payable to third parties, all liabilities on account of Taxes and all reasonable legal fees and expenses and other expenses reasonably incurred in connection with investigating or defending any claims or actions, whether or not resulting in any liability.
“Material Adverse Effect” means any circumstance, matter, condition, development, change, event, occurrence, state of affairs, or effect that, individually or in the aggregate, is or would reasonably be expected to have a material adverse effect on (a) the business, results of operations, assets or liabilities, financial condition or properties of the Acquired Entities and their respective Subsidiaries, taken as a whole, or (b) the ability of Seller to consummate the transactions contemplated by this Agreement or otherwise perform any of its obligations under this Agreement; provided, however, none of the following shall be deemed (either alone or in combination) to constitute, and none of the following shall be taken into account in determining whether there has been, a Material Adverse Effect:
(a)    any change in general economic, political or business conditions;
(b)    changes resulting from acts of war or terrorism or any escalation or worsening of any such acts of war or terrorism threatened or underway as of the date of this Agreement;
(c)    changes or developments generally affecting the power services industry;
(d)    any changes in accounting requirements or principles imposed by GAAP after the date of this Agreement;

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(e)    any changes in applicable Law after the date of this Agreement;
(f)    changes in the wind power industry that, in each case, generally affect companies in such industry;
provided that the incremental extent of any disproportionate change, event, occurrence, development, effect, condition, circumstance or matter described in clauses (a) through (f) with respect to the Acquired Entities and their respective Subsidiaries, taken as a whole, relative to other similarly situated businesses in the wind power industry may be considered and taken into account in determining whether there has been a Material Adverse Effect.
“Material Contract” means (i) any Material Lease, (ii) the Contracts set forth in Part I of Appendix D, (iii) the Term Loan Agreement, (iv) the WIFN Loan, and (v) any other Contract not otherwise set forth in Part I of Appendix D that affects the Operating Period to which an Acquired Entity or any of its Subsidiaries is a party or by which such Person, or any of its assets, is bound (A) providing for past or future payments by or to any Acquired Entity or any of its Subsidiaries in excess of $500,000 annually or $1,000,000 in the aggregate, (B) relating to any partnership, joint venture or other similar arrangement, including the limited partnership agreement of the Project Company and the unanimous shareholder agreement of the General Partner, (C) relating to any Indebtedness, (D) limiting the freedom of any Acquired Entity or any of its Subsidiaries to compete in any line of business or with any Person or in any area or granting “most favored nation” or similar status, (E) with Seller or any of its Affiliates, (F) with either Purchaser or any of its Affiliates, (G) relating to the acquisition or disposition of any business or material portion thereof (whether by merger, sale of stock, sale of assets or otherwise), (H) that was not entered into in the ordinary course of business of the Acquired Entities or any of their respective Subsidiaries, (I) with any First Nations; or (J) the loss of which would result in a Material Adverse Effect.
“Material Leases” means all Leases related to the Wind Project (i) the loss of which would result in a reduction in production of the Wind Project or in its ability to deliver energy to the point of interconnection or would otherwise result in a Material Adverse Effect, or (ii) that are otherwise material to the operations of the Wind Project.
“New Belle River LP Holdco” shall have the meaning set forth in Part I of Appendix C.
“New JV Inc.” shall have the meaning set forth in Part I of Appendix C.
“OEB Act” means the Ontario Energy Board Act, 1998.
“Operating Period” means, in respect of the Wind Project, the period commencing on the Commercial Operation Date (however titled) under any power purchase agreement to which the Project Company is a party.
“Order” means any writ, judgment, injunction, ruling, decision, order or similar direction of any Governmental Authority, whether preliminary or final.

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“Organization Documents” means, with respect to (a) any corporation, its articles or certificate of incorporation and by-laws, (b) any limited partnership, its certificate or declaration of limited partnership and its partnership agreement, (c) any limited liability company, its articles or certificate of organization or formation and its operating agreement or limited liability company agreement, or (d) any other Person, documents of similar substance.
“Pattern Belle River GP Holdco” shall have the meaning set forth in Part I of Appendix C.
“Percentage Portion” shall have the meaning set forth in the recitals to this Agreement, and is more particularly described in Part I of Appendix C.
“Permit” means filings, registrations, licenses, permits, notices, technical assistance letters, decrees, certificates, approvals, consents, waivers, Orders, authorizations, agreements, directions, instructions, grants, easements, exemptions, exceptions, variances and authorizations to or from any Governmental Authority.
“Permitted Lien” means any of the following: (a) Liens for Taxes either not yet due and payable or being contested in good faith through appropriate proceedings and for which adequate reserves have been established in the Project Company’s balance sheet in accordance with GAAP; (b) inchoate mechanics’ and materialmen’s Liens for work in progress and workmen’s, repairmen’s, warehousemen’s and carrier’s Liens arising in the ordinary course of business either for amounts not yet due or which have not been perfected, filed or registered in accordance with applicable Law against an Acquired Entity, the Wind Project or the Project Company Real Property; (c) as to any Project Company Real Property, title defects, easements, rights of first refusal, restrictions, irregularities, encumbrances (other than for borrowed money), encroachments, servitudes, rights of way and statutory Liens that do not or would not reasonably be expected to materially impair the value or use by the Acquired Entities of the Project Company Real Property; (d) reservations, limitations, provisos and conditions expressed in (x) any original grant from the Crown or (y) other grants of real or immovable property that do not or would not reasonably be expected to materially impair the value or use by the Acquired Entities or any of their respective Subsidiaries of such real or immovable property; (e) security given to a public utility or any Governmental Authority when required by such utility or authority in connection with the operations of the Project Company in the ordinary course of business; (f) Liens in respect of which the Project Company is insured against loss or damage pursuant to the Title Policy identified in Part II of Appendix D; and (g) Liens granted pursuant to the Term Loan Agreement.
“Person” means any individual, corporation, partnership, limited partnership, limited liability partnership, trust, business trust, estate, joint venture, unincorporated association, limited liability company, cooperative, Governmental Authority or other entity.
“Personal Property” means all office equipment, machinery, equipment, supplies, vehicles, tractors, trailers, tools, spare parts, production supplies, furniture and fixtures and other items of tangible personal property owned by any of the Acquired Entities or any of their respective Subsidiaries used primarily in connection with ownership, maintenance or operation of the Wind Project.
“PPA” has the meaning set forth in Part I of Appendix D.

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“PRHC Holdings” shall have the meaning set forth in Part I of Appendix C.
“PRHC Holdings’ Additional Tax Liability” has the meaning set forth in Part I of Appendix B.
“Project Company” shall have the meaning set forth in the recitals to this Agreement, and is more particularly described in Part I of Appendix C of the Agreement.
“Project Company Real Property” means all real property of the Acquired Entities or any of their respective Subsidiaries, together with all buildings, structures, improvements and fixtures of the Wind Project thereon, (i) held pursuant to a Material Lease or (ii) required to be set forth on Part II of Appendix C.
“Purchaser” shall have the meaning set forth in the preamble to this Agreement.
“Purchaser Indemnified Party” shall have the meaning set forth in Section 6.1(a).
“Purchaser’s Maximum Liability” shall have the meaning set forth in Part V of Appendix B.
“Rules” shall have the meaning set forth in Section 7.4(b).
“Securities Act” shall have the meaning set forth in Section 2.10.
“Seller” shall have the meaning set forth in the preamble to this Agreement.
“Seller Affiliates” shall have the meaning set forth in the recitals to this Agreement.
“Seller Indemnified Party” shall have the meaning set forth in Section 6.1(b).
“Seller’s Maximum Liability” shall have the meaning set forth in Part V of Appendix B.
“Separate Purchase Price” shall have the meaning set forth in Section 1.1, and is more particularly described in Part I of Appendix B.
“Shareholder Agreement” means the Unanimous Shareholder Agreement in respect of Pattern Belle River GP Holdco, made as of the date of Closing, among Pattern Belle River GP Holdco, Pattern Canada Finance Company ULC and PSP.
“Subsidiary” means, with respect to any Person, any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by such Person.
“Subsidiary Transferor” shall have the meaning set forth in the Part I of Appendix C.
“Survival Period” shall have the meaning set forth in Part V of Appendix B.
“Tax” or “Taxes” means, collectively all federal, provincial, territorial, state and local or foreign income, estimated, payroll, withholding, excise, sales, goods and services, harmonized, value-added, use, real and personal property, corporation, use and occupancy, business and occupation,

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mercantile, transfer, capital stock and franchise or other taxes, levies, duties, assessments, reassessments or other charges of any kind whatsoever (including interest, additions and penalties thereon), whether disputed or not, and for greater certainty includes Canada Pension Plan, Québec Pension Plan and employment insurance premiums.
“Tax Returns” means any return, declaration, notice, form, report, claim for refund or information return or statement relating to the determination, assessment, collection or payment of Taxes or to the administration, implementation or enforcement of or compliance with any legal requirement pertaining to Taxes, including, for greater certainty, any schedule or attachment thereto.
“Term Loan Agreement” shall have the meaning described in Part III of Appendix D.
“Third Party Claim” shall have the meaning set forth in Section 6.5(a).
“Third Party Claim Notice” shall have the meaning set forth in Section 6.5(a).
“WIFN Loan” shall have the meaning set forth in the recitals to this Agreement, as more fully described in Part I of Appendix C.
“Wind Project” shall have the meaning set forth in the recitals to this Agreement, and is more particularly described in Part II of Appendix C.

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APPENDIX A-2: RULES OF CONSTRUCTION

1.	The singular includes the plural and the plural includes the singular.

2.	The word “or” is not exclusive.

3.	A reference to a Governmental Rule includes any amendment or modification to such Governmental Rule, and all regulations, rulings and other Governmental Rules promulgated under such Governmental Rule.

4.	A reference to a Person includes its successors and permitted assigns.

5.	Accounting terms have the meanings assigned to them by GAAP, as applied by the accounting entity to which they refer.

6.	The words “include,” “includes” and “including” are not limiting and shall be deemed to mean “include, without limitation”, “includes, without limitation” or “including, without limitation”.

7.	A reference to an Article, Section, Exhibit, Schedule or Appendix is to the Article, Section, Exhibit, Schedule or Appendix of this Agreement unless otherwise indicated.

8.
Any reference to “this Agreement”, “hereof,” “herein” and “hereunder” and words of similar import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

9.
Any reference to another agreement or document shall be construed as a reference to that other agreement or document as the same may have been, or may from time to time be, varied, amended, supplemented, substituted, novated, assigned or otherwise transferred.

10.	References to “days” shall mean calendar days, unless the term “Business Days” shall be used. References to a time of day shall mean such time in New York, New York, unless otherwise specified.

11.
This Agreement is the result of negotiations among, and has been reviewed by, Seller, Purchaser, and their respective counsel. Accordingly, this Agreement shall be deemed to be the product of the parties thereto, and no ambiguity shall be construed in favor of or against either Seller or Purchaser.

12.	The words “will” and “shall” shall be construed to have the same meaning and effect.

App. A-2 - 1

APPENDIX B: TRANSACTION TERMS AND CONDITIONS

Belle River Transaction
I. Purchase Price
“Aggregate Purchase Price”:	$49,312,116.60
“Separate Purchase Price”:
PEGI: $20,791,053.24 (in connection with PEGI’s Percentage Portion of the Acquired Interests) and $2,680,116.02 (in connection with PEGI’s Percentage Portion of the WIFN Loan).

PSP: $19,968,948.75 (in connection with PSP’s Percentage Portion of the Acquired Interests), $3,297,397.29 (representing a gross-up to the PSP Separate Purchase Price equal to PRHC Holdings’ Additional Tax Liability) and $2,574,601.30 (in connection with PSP’s Percentage Portion of the WIFN Loan).

“PRHC Holdings’ Additional Tax Liability” means the amount of Taxes incurred by PRHC Holdings in excess of those that would have applied to PRHC Holdings had PSP’s Percentage Portion of the Acquired Interests been owned by a Non-Tax Exempt Person (as defined in the joint venture agreement between PSP and PEGI dated June 16, 2017).

Currency:	Canadian Dollar, and all references to Dollar or $ of CAD$ shall refer to such currency.
“Purchase Price Adjustment”:	Not applicable.
“Post-Closing Adjustment”:	Not applicable.
Payment Mechanics and Payee Information:
Bank Name: Bank of Montreal
Bank Address: 100 King Street West
                           Toronto, ON M5X 1H3
                           Canada
Swift Code: BOFMCAM2
Account Name: PRHC Holdings LP Operating Account
Account Address: 1088 Sansome St
                                San Francisco, CA 94111
                                USA
Account Type: Business Checking Account
Account No.: 00021860608

II. Closing
Closing Location:	At the offices of PEGI: 1088 Sansome St. San Francisco, CA 94111
Closing Date:	August 2, 2019

App. B - 1

III. Closing Deliverables & Conditions Precedent to Closing
Additional Closing Deliverables of Seller:
In addition to the closing deliverables set forth in Section 1.4(a) of the Agreement, Seller shall deliver, or cause to be delivered, to Purchasers the additional closing deliverables set forth in Appendix B-1.

Additional Closing Deliverables of Purchasers:
In addition to the closing deliverables set forth in Section 1.4(b) of the Agreement, Purchasers shall deliver, or cause to be delivered, to Seller the additional closing deliverables set forth in Appendix B-2.

Additional Conditions Precedent to Each Party’s Obligations to Close:
In addition to the conditions precedent set forth in Section 5.1 of the Agreement, the obligation of Purchasers and Seller to Close is subject to the additional conditions precedent set forth in Appendix B-3.

Additional Conditions Precedent to Purchasers’ Obligations to Close:	In addition to the conditions precedent set forth in Section 5.2 of the Agreement, the obligation of Purchasers to Close is subject to the additional conditions precedent set forth in Appendix B-4.
Additional Conditions Precedent to Seller’s Obligations to Close:	In addition to the conditions precedent set forth in Section 5.3 of the Agreement, the obligation of Seller to Close is subject to the additional conditions precedent set forth in Appendix B-5.
IV. Termination Rights
By Either Party:	Not applicable.
By Purchasers:	Not applicable.
By Seller:	Not applicable.
V. Indemnification Provisions
Additional Seller Indemnity Obligations:	Not applicable
Additional Purchasers Indemnity Obligations:	Not applicable

App. B - 2

Survival Period:
Until the date that is 12 months after the Closing, except for (i) the representations and warranties in Sections 2.1, 2.2, 2.3(a), 2.6 and 2.11 and any claim for any breach of any representation or warranty involving actual fraud or willful misrepresentation, which shall survive until the expiration of the relevant statute of limitations, (ii) the representation and warranty in Section 2.18 with respect to the Indebtedness of the Project Company, the General Partner and their respective Subsidiaries, which shall survive until the date that is the later of: (A) 6 months after the Closing; and (B) 3 months following the completion of the Project Company's first annual audited financial statements, and (iii) the representations and warranties in Section 2.9, which shall survive until the date that is 60 days after the expiration of the period, if any, during which an assessment, reassessment or other form of recognized written demand assessing liability for Tax, interest or penalties under applicable Law in respect of any taxation year to which such representations and warranties relate could be issued to the Project Company (the “Survival Period”).

Limitation on Liability:	“Basket Amount”:	1% of the Aggregate Purchase Price
	“Seller’s Maximum Liability”:	11% of the Aggregate Purchase Price
	“Purchaser’s Maximum Liability”:	11% of the Aggregate Purchase Price
Additional Refund or Reimbursement Obligations:	By Purchasers or Purchaser Indemnified Party: 1. None By Seller or Seller Indemnified Party: 1. None
VI. Additional Transaction Terms
Required Governmental Approvals:
1.    Competition Act Approval has been obtained. The Purchasers shared equally the payment of all required filing fees to the Commissioner of Competition with respect to obtaining the Competition Act Approval.

Persons with Knowledge:
Seller’s Persons with Knowledge: Kim Sachtleben, Daniel Elkort, Kristen Haas, Andrew Collingwood and Frank Davis

PEGI’s Persons with Knowledge: Esben Pedersen, Michael Lyon, Dyann Blaine and Kim Liou

PSP’s Persons with Knowledge: Guthrie Stewart and Patrick Samson

Additional Assignment Rights:
Assignment Rights of Seller: None

Assignment Rights of Purchaser: Notwithstanding anything herein to the contrary, PSP and PCFC (on behalf of PEGI) shall assign their rights to acquire the Project Company Acquired Interests to New Belle River LP Holdco, as contemplated by Part I of Appendix C.

App. B - 3

Governing Law:	New York
Notice Information:	To Seller:	c/o Pattern Energy Group LP 1088 Sansome St. San Francisco, CA 94111 Attention: General Counsel Phone: 415-283-4000 Fax: 415-362-7900
	To PEGI:	c/o Pattern Energy Group Inc. 1088 Sansome St. San Francisco, CA 94111 Attention: General Counsel Phone: 415-283-4000 Fax: 415-362-7900
To PSP:
c/o Public Sector Pension Investment Board
1250 René-Lévesque Blvd. West.
Suite 1400
Montréal, Québec
Canada H3B 5E9
Attention: Managing Director, Infrastructure Investments
Facsimile: 514-937-0403
E-mail: vertuousenergy@investpsp.ca and legalnotices@investpsp.ca with a copy to:

Davies Ward Phillips & Vineberg LLP
1501, avenue McGill College, 26th Floor Montréal, Québec
Canada, H3A 3N9
Attention: Franziska Ruf
Facsimile: 514-841-6499
E-mail: fruf@dwpv.com

App. B - 4

APPENDIX B-1:
ADDITIONAL CLOSING DELIVERABLES OF SELLER

1.	Not applicable.

App. B-1 - 1

APPENDIX B-2:
ADDITIONAL CLOSING DELIVERABLES OF PURCHASERS
In the case of PEGI:

1.	A counterpart signature page to the Shareholder Agreement, executed by Pattern Belle River GP Holdco and PCFC.

2.	A counterpart signature page to the Amended and Restated Limited Partnership Agreement, executed by Pattern Belle River GP Holdco and PCFC.
In the case of PSP:

1.	A counterpart signature page to the Shareholder Agreement, executed by PSP.

2.	A counterpart signature page to the Amended and Restated Limited Partnership Agreement, executed by PSP.

App. B-2 - 1

APPENDIX B-3:
ADDITIONAL CONDITIONS PRECEDENT TO
EACH PARTY’S OBLIGATIONS TO CLOSE

1.	Receipt of all necessary Required Governmental Approvals set forth on Part VI of Appendix B.

App. B-3 - 1

APPENDIX B-4:
ADDITIONAL CONDITIONS PRECEDENT TO
PURCHASERS’ OBLIGATIONS TO CLOSE

1.	None.

App. B-4 - 1

APPENDIX B-5:
ADDITIONAL CONDITIONS PRECEDENT TO
SELLER’S OBLIGATIONS TO CLOSE

1.	None.

App. B-5 - 1

APPENDIX C: ACQUIRED INTERESTS; WIFN LOAN; OWNERSHIP STRUCTURE;
AND WIND PROJECT INFORMATION

BELLE RIVER TRANSACTION
I. Acquired Interests; WIFN Loan & Ownership Structure
Project Company:	SP Belle River Wind LP
Purchasers:	PSP and Pattern Canada Finance Company ULC (“PCFC”)
Acquired Interests:
PEGI (indirectly acquired by PCFC):

50.99% of a 42.49% limited partner interest in the Project Company (the “PEGI Project Company Acquired Interests”)

70% interest in Pattern Belle River GP Holdings Inc. (“Pattern Belle River GP Holdco”) (which shall, following the Closing, own a 0.02% general partner interest in New Belle River LP Holdco (as defined below))

PSP:
48.99% of a 42.49% limited partner interest in the Project Company (together with the PEGI Project Company Acquired Interests, the “Project Company Acquired Interests”)

30% interest in Pattern Belle River GP Holdco (which shall, following the Closing, own a 0.02% general partner interest in New Belle River LP Holdco)

WIFN Loan:
All of the Seller’s or Seller’s Affiliates right, title and interest in the loan agreement dated November 10, 2016 among WIFN BR Borrower LP, as borrower, SRE Belle River LP Holdings LP, as lender, and Pattern Belle River LP Holdings LP (“Belle River LP Holdings”), as lender.

Subsidiary Transferor(s):	PRHC Holdings LP, an Ontario limited partnership (“PRHC Holdings”)

App. C - 1

Direct or Indirect Co-Owners of Project Company:
Immediately prior to the Closing:

1.    Belle River LP Holdings will hold 42.49% of the limited partnership interests in the Project Company (the balance of the limited partnership interests in the Project Company will be held by SRE Belle River LP Holdings LP (42.49%) and WIFN BR Investor LP (15%));

2.    PRHC Holdings will hold 100% of the issued and outstanding shares in the capital of Pattern Belle River GP Holdco;

3.    Pattern Belle River GP Holdco will hold 50% of the issued and outstanding shares in the capital of the General Partner (and the balance of the issued and outstanding shares in the capital of the General Partner will be held by SRE Belle River GP Holdings Inc. (50%));

4.    The General Partner will hold a 0.02% general partner interest in the Project Company; and

5.    PCFC will hold 99.98% of the interests of a new limited partnership to be created prior to Closing, Belle River LP Holdings LP (“New Belle River LP Holdco”) and a newly-formed wholly-owned subsidiary of PCFC, Temp Belle River Holdings Inc. (“New JV Inc.”), will hold, as general partner of New Belle River LP Holdco, the remaining 0.02% interest in New Belle River LP Holdco.

At Closing:

1.    Belle River LP Holdings will be dissolved so that (i) PRHC Holdings will be the holder of 99.98% of the 42.49% limited partnership interest in the Project Company and 99.98% of the WIFN Loan and (ii) Pattern Belle River GP Holdco will be the holder of 0.02% of the 42.49% limited partnership interest in the Project Company and 0.02% of the WIFN Loan;

2.    Pattern Belle River GP Holdco shall then transfer its limited partnership interest in the Project Company and the WIFN Loan to PRHC Holdings, such that PRHC Holdings holds a 42.49% limited partnership interest in the Project Company and the WIFN Loan;

3.    PCFC will subscribe for that number of limited partnership units of New Belle River LP Holdco that is equal to 50.99% of the aggregate number of issued and outstanding units of New Belle River LP Holdco to be issued for an aggregate amount equal to the value of 50.99% of a 42.49% limited partnership interest in the Project Company;

4.    PSP will subscribe for that number of limited partnership units of New Belle River LP Holdco that is equal to 48.99% of the aggregate number of issued and outstanding units of New Belle River LP Holdco to be issued for an aggregate amount equal to the value of 48.99% of a 42.49% limited partnership interest in the Project Company;

5.    PCFC will acquire from PRHC Holdings 70% of the issued and outstanding shares in the capital of Pattern Belle River GP Holdco;

6.    PSP will acquire from PRHC Holdings 30% of the issued and outstanding shares in the capital of Pattern Belle River GP Holdco;

App. C - 2

7.    New Belle River LP Holdco, on behalf of PCFC and PSP, will acquire from PRHC Holdings a 42.49% limited partnership interest in the Project Company and the WIFN Loan; and

8.    Pattern Belle River GP Holdco will acquire from New JV Inc. its interests as general partner in New Belle River LP Holdco.

Consequently, immediately following the Closing:

1.    PCFC will hold a 50.99% interest in New Belle River LP Holdco which owns a 42.49% limited partnership interest in the Project Company and the WIFN Loan;

2.    PCFC will hold a 70% interest in Pattern Belle River GP Holdco;

3.    PSP will hold a 48.99% interest in New Belle River LP Holdco which owns a 42.49% limited partnership interests in the Project Company and the WIFN Loan; and

4.    PSP will hold a 30% interest in Pattern Belle River GP Holdco.

II. Wind Project Information
Wind Project:	Expected nameplate capacity: 100 MW Location: Town of Lakeshore, Essex County, Province of Ontario Turbine type and manufacturer: SWT-3.2-113 Model, Siemens Canada Limited Number of turbines: 40
Commercial Operation Date of Wind Project:	September 1, 2017

App. C - 3

Permits & Governmental Approvals:
1.    HONI Customer Impact Assessment dated December 11, 2015.
2.    System Impact Assessment Report dated December 11, 2015 and System Impact Assessment Report Addendum dated June 24, 2016.
3.    Renewable Energy Approval Number 2765-A4ER2P issued January 13, 2016.
4.    NAV Canada – Land Use Proposal Submission Clearance Letters dated October 17, 2016 (NAV Canada File 16-2116).
5.    Ministry of Tourism Culture and Sport – Heritage Act Archaeological Stage 1 Clearance Letter dated November 21, 2014.
6.    Ministry of Tourism Culture and Sport – Heritage Act Archaeological Stage 2 Clearance Letter dated March 13, 2015.
7.    Essex Region Conservation Authority permits no. 828-16, for certain works at CR-060 to CR-064 and CR-066; no. 827-16, for certain works at CR-070; and no. 826-16, for certain works at CR-080 to CR-082, CR-084, CR-088, CR-092 and CR-096 .
8.    Town of Lakeshore permits no. 826-16, for certain works at CR-050, CR-057, CR-095 and CR-122; no. 827-16, for certain works at CR-052, CR-071 to CR-073; and no. 829-16, for certain works at CR-051 and CR-078.
9.    Leave to Construct (Section 92 of the Ontario Energy Board Act, 1998) dated September 22, 2016.
10.    HONI Construction & Encroachment Agreement dated August 26, 2016 (HONI File No.: Rochester 635.06-5528).
11.    HONI Construction & Encroachment Agreement dated August 26, 2016 (HONI File No.: Tilbury North 635.06-5529).
12.    Belle River Species at Risk Approval Letter dated November 16, 2015.
13.    IESO Notice to Proceed dated September 27, 2016.
14.    Ministry of Natural Resources and Forestry’s Approval of Operational Mitigation Plan for endangered bird and bat species dated May 19, 2016.
15.    Building Permits no. PR20160000774 to PR20160000783, PR20160000852, PR20160000917, PR20160000919 to PR20160000934, PR20170000012, PR20170000013, PR20170000104, PR20170000105 and E-16-56 (Town of Lakeshore).
16.    Entrance Permits no. E-16-55, E-16-56, E-16-57 (as revised) and E-16-58 (Essex County).
17.    Entrance Permits no. 50-2016 to 59-2016, 71-2016 to 73-2016 (as revised by Entrance Permit no. 73a-2016), 77-2016 and 78-2016 (Town of Lakeshore).

App. C - 4

18.    Transport Canada – Update to the Aeronautical Assessment Form for Obstruction Marking and Lighting with file number ATS-15-16-00061849
19.    Electricity Generation License (EB-2016-0308) issued on November 24, 2016
20.    Ministry of Transportation Building and Land Use Permit no. BL-2016-31L-173 issued in accordance with the Public Transportation and Highway Improvement Act (Ontario).
21.    Ministry of Transportation Building and Land Use Permit no. BL-2016-31L-212 issued in accordance with the Public Transportation and Highway Improvement Act (Ontario).
22.    Agreement between the Project Company and Her Majesty in Right of The Province of Ontario, represented by the Minister of Transportation for The Province of Ontario dated March 7, 2017 and issued as a permit in accordance with Public Transportation and Highway Improvement Act (Ontario).
23.    Ministry of Transportation Encroachment Permit no. BL-2016-31L-306 issued in accordance with the Public Transportation and Highway Improvement Act (Ontario).
24.    Revised Essex Region Conservation Authority permit no. 826-16, for certain works at CR-093.
25.    IESO - Authorization as Market Participant issued on February 14, 2017
26.    IESO – Authorization to Generate issued on January 18, 2018
27.    Electrical Safety Authority - Certificate of Inspection dated October 18, 2017
28.    Town of Lakeshore permits no. 826-16, for certain works at CR-055, CR-079, CR-083, CR-085, CR-089, CR-090 and CR-092; no. 827-16, for certain works at CR-047, CR-049 and CR-109; no. 828-16, for certain works at CR-045 and CR-065; and no. 829-16, for certain works at CR-077.

Legal description of Wind Project site (i.e., real property description):	See the leases as described in Exhibit I to Appendix D and the easements as described in Exhibit II to Appendix D.

App. C - 5

APPENDIX D: DOCUMENTS & KEY COUNTERPARTIES

BELLE RIVER TRANSACTION
I. Material Project Agreements

App. D - 1

Certain documents referenced in the Term Loan Agreement:
1.    The engineering, procurement and construction contract dated as of November 15, 2016 between SRE BRW EPC LP and the Project Company with respect to the engineering, procurement and construction for the Wind Project (the “EPC Contract”).
2.    The engineering, procurement and construction subcontract dated as of November 15, 2016 between AMEC Foster Wheeler Americas Limited and Black & McDonald Limited in an unincorporated joint venture, and SRE BRW EPC LP with respect to the engineering, procurement and construction for the Wind Project.
3.    The guarantee agreement dated as of November 15, 2016 by AMEC Foster Wheeler plc in favour of SRE BRW EPC LP.
4.    The general assignment of agreements dated as of November 15, 2016 by SRE BRW EPC LP in favour of the Project Company.
5.    Each lease, license, occupancy or tenancy agreement, land use permit or license to occupy Crown lands or binding agreement to lease, license or occupy in respect of any real property necessary for the development, maintenance or operation of the Wind Project, which are described in Exhibit I to this Appendix D.
6.    All easements, rights-of-way and rights in the nature of easements necessary for the development, maintenance or operation of the Wind Project, which are described in Exhibit II to this Appendix D.
7.    The management, operation and maintenance services agreement dated as of November 15, 2016 between the Project Company and Pattern Operators Canada ULC with respect to the Wind Project.
8.    The project administration agreement between the Project Company and SRE Wind PA LP dated as of November 15, 2016.
9.    The amended and restated limited partnership agreement of the Project Company dated November 10, 2016 between the General Partner, SRE Belle River LP Holdings LP, Belle River LP Holdings and WIFN BR Investor LP.
10.    The power purchase agreement (Identification Number F-003962-WIN-KC3-610) dated as of September 22, 2014 between the Independent Electricity System Operator and the Project Company and a facility amendment consent agreement dated as of October 4, 2016 (the “PPA”).
11.    The wind turbine generator and tower supply and commissioning agreement dated as of September 28, 2016 between Siemens Canada Limited (the “Turbine Supplier”) and the Project Company, as amended by Amendment Agreement No. 1 dated November 2016 (as amended, the “Turbine Supply Agreement”).
12.    The parent company guarantee and consent dated as of October 12, 2016 by Siemens A.G. (the “Turbine Supplier Parent”) in favour of the Project Company in respect of the obligations of the Turbine Supplier under the Turbine Supply Agreement.

App. D - 2

13.    The service and maintenance agreement dated as of November 15, 2016 between the Project Company and the Turbine Supplier (the “Service and Maintenance Agreement”).
14.    The parent company guarantee and consent dated as of December 20, 2016 by the Turbine Supplier Parent in favour of the Project Company in respect of the obligations of the Turbine Supplier under the Service and Maintenance Agreement.
15.    The generation facility connection and cost recovery agreement dated June 6, 2016 between Hydro One Networks Inc. and the Project Company.
16.    The equity contribution agreement dated as of November 15, 2016 between Samsung Renewable Energy Inc., Pattern Renewable Holdings Canada ULC, WIFN BR Investor LP, the Project Company and Bank of Montreal, as collateral agent.
17.    Road use agreements (i) dated May 24, 2016 between the Project Company and The Corporation of the Town of Lakeshore, and (ii) dated August 10, 2016 between the Project Company and The Corporation of the County of Essex.
18.    The transmission connection agreement dated as of May 18, 2017 between the Project Company and Hydro One Networks Inc.

Certain other documents:	None.
II. Reports, Other Deliverables and Consultants
Environmental Consultant:	Arcadis Canada Inc.
Environmental Reports:	Phase One Environmental Site Assessment Report dated February 3, 2016 Limited Phase II Environmental Site Assessment Report dated June 22, 2016
Independent Engineer:	GL Garrad Hassan Canada, Inc.
Independent Engineer’s Report:	Independent Engineer’s Report dated November 12, 2016
Title Company:	Chicago Title Insurance Company
Title Policy:	Owner's Policy of Title Insurance dated November 15, 2016, Policy No. 11-07122016-538751-2
Wind Consultant:	GL Garrad Hassan Canada, Inc.
Wind Energy and Resource Assessment Report:	Wind Consultant’s Report dated September 28, 2016
Insurance Consultant:	Moore-McNeil, LLC

App. D - 3

Insurance Consultant’s Report:	Insurance Consultant’s Report dated November 3, 2016
Insurance Policies:	Property All Risk, Policy Number PER 19 WPO 0093 Commercial General Liability, Policy Number CGL 324204 Auto Liability, Policy Number CAC426198 Umbrella Liability, Policy Number XBC326179
Local Content Consultant:	PowerHub Inc.
Local Content Report:	Local Content Consultant’s Report dated December 15, 2016
Transmission Consultant:	Not Applicable
Transmission Consultant’s Report:	Not Applicable
Cost Segregation Consultant:	Not Applicable
Cost Segregation Report:	Not Applicable
Accountant:	Not Applicable
III. Financing Arrangements
Term Loan Agreement:
Credit agreement made as of November 15, 2016 among the Project Company, as borrower, Bank of Montreal, as administrative agent, Bank of Montreal, as collateral agent, and the financial institutions from time to time party thereto.

Other Financing Arrangements:
1.    The documents listed in clauses (a) through (m) of the definition of “Loan Documents” in the Term Loan Agreement, in each case without any amendments thereto.
2.    The documents listed in clauses (a) through (n) of Section 10.01(1) of the Term Loan Agreement.
3.    1992 ISDA Master Agreement (Multicurrency–Cross Border) and related Schedule between Bank of Montreal and the General Partner, in its capacity as general partner of the Project Company, dated as of November 15, 2016.
4.    1992 ISDA Master Agreement (Multicurrency–Cross Border) and related Schedule between Canadian Imperial Bank of Commerce and the General Partner, in its capacity as general partner of the Project Company, dated as of November 15, 2016.
5.    1992 ISDA Master Agreement (Multicurrency–Cross Border) and related Schedule between National Bank of Canada and the General Partner, in its capacity as general partner of the Project Company, dated as of November 15, 2016.
6.    1992 ISDA Master Agreement (Multicurrency–Cross Border) and related Schedule between Sumitomo Mitsui Trust Bank, Limited, New York Branch and the General Partner, in its capacity as general partner of the Project Company, dated as of November 15, 2016.

App. D - 4

Indirect Financing Arrangements:	Loan Agreement dated March 16, 2016 (as amended in accordance with its terms, the “Loan Agreement”) together with the documents listed in Section 4.1 of the Loan Agreement.
Amendments to any document in this Part III of Appendix D	None.
IV. Equity and Co-Ownership Arrangements & Key Counterparties
Equity Contribution Agreement:
The equity contribution agreement dated as of November 15, 2016 between Samsung Renewable Energy Inc., Pattern Renewable Holdings Canada ULC, WIFN BR Investor LP, the Project Company and Bank of Montreal, as collateral agent.

Tax Equity Investors:	Not applicable
V. First Nations Matters
Benefit Agreements with First Nations:	None
First Nations with which the Project Company or its Subsidiaries has had active consultation in developing the Wind Project:	Walpole Island First Nation
First Nations with which the Project Company or its Subsidiaries has had limited consultation in developing the Wind Project:
Aamjiwnaang (Chippewas of Sarnia) First Nation
Bkejwanong (Walpole Island) First Nation
Caldwell First Nation
Oneida Nation of the Thames
Chippewas of the Thames First Nation
Delaware Nation (Moravian of the Thames)
Haudenosaunee Confederacy Council
Métis Nation of Ontario
Munsee-Delaware First Nation
Windsor Essex Kent Métis Council

Potential Disputes:	Not applicable

App. D - 5

Exhibit I to Appendix D

Leases

Parcel No.	ID No.	Registered Owner	Legal Description Registry Office No. 12 Essex County	All PINs	Details of Charged Interest
BRW1	T202	DEDIC, JOSEPH HENRY DEDIC, CHERYL ELIZABETH	PIN 75026-0024 (LT) PT LT 13 CON 3 WBR MAIDSTONE PT 1 12R5072, LAKESHORE AMENDED 2003/06/12 BY LO.	75026-0024	Notice of Lease from Joseph Henry Dedic and Cheryl Elizabeth Dedic to SP Belle River Wind GP Inc. registered May 18, 2016 as Instrument No. CE713396.
BRW2	T210 T211	DELMOR HOLDINGS (WINDSOR) LTD. STURM, FRANCES BURSTYN, GAIL	PIN 75026-0025 (LT) LT 14 CON 3 WBR MAIDSTONE; LAKESHORE	75026-0025	Notice of Lease from Gail Burstyn, Delmor Holdings (Windsor) Ltd. and Frances Sturm to SP Belle River Wind GP Inc. registered August 17, 2016 as Instrument No. CE729489.
BRW3	T212 T213	BENETEAU, JEAN−MARC JOSEPH	PIN 75026-0026 (LT) PT LT 15 CON 3 WBR MAIDSTONE PT 2 12R16047; LAKESHORE	75026-0026	Notice of Lease from Jean-Marc Joseph Beneteau to SP Belle River Wind GP Inc. registered October 4, 2016 as Instrument No. CE737884.
BRW4	T214	BENETEAU, CATHERINE ANN	PIN 75026-0030 (LT) PT LT 15 CON 3 WBR MAIDSTONE PTS 1, 6, 8, 12R16047; S/T R586347; LAKESHORE	75026-0030	Notice of Lease from Catherine Ann Beneteau to SP Belle River Wind GP Inc. registered October 4, 2016 as Instrument No. CE737887.
BRW5	T215	FISHER, EDWARD THOMAS FISHER, LAWRENCE PAUL	PIN 75026-0087 (LT) PT LT 16 CON 2 WBR MAIDSTONE AS IN R200729; TOWN OF LAKESHORE	75026-0087	Notice of Lease from Edward Thomas Fisher and Lawrence Paul Fisher to SP Belle River Wind GP Inc. registered June 7, 2016 as Instrument No. CE716850.
BRW6	T205	DAMPHOUSE, JAMES DAMPHOUSE, CORIE DAMPHOUSE, KYLE	PIN 75026-0123 (LT) PT LT 13−14 CON 2 WBR MAIDSTONE, DESIGNATED AS PT 1 PL 12R25718; TOWN OF LAKESHORE	75026-0123	Notice of Lease from James Damphouse, Corie Damphouse and Kyle Damphouse to SP Belle River Wind GP Inc. registered August 17, 2016 as Instrument No. CE729486.
BRW9	T201	CLOVER LEAF FARMS OF ROCHESTER LTD.	PIN 75027-0041 (LT) PT LT 10 CON 1 WBR MAIDSTONE AS IN R1449854; LAKESHORE	75027-0041	Notice of Lease from Clover Leaf Farms of Rochester Ltd. to SP Belle River Wind GP Inc. registered September 14, 2016 as Instrument No. CE734249.
BRW10	T206	BENETEAU, JEAN−MARC JOSEPH	PIN 75027-0118 (LT) PT LT 15 CON 1 WBR MAIDSTONE AS IN R1076965 EXCEPT PT 1 12R10064 & PT 1 12R16024; LAKESHORE	75027-0118	Notice of Lease from Jean-Marc Joseph Beneteau to SP Belle River Wind GP Inc. registered October 4, 2016 as Instrument No. CE737888.

App. D - 6

Parcel No.	ID No.	Registered Owner	Legal Description Registry Office No. 12 Essex County	All PINs	Details of Charged Interest
BRW11	T206a	BENETEAU, CATHERINE ANN	PIN 75027-0123 (LT) PT LT 16 CON 1 WBR MAIDSTONE PT 1 12R18794; LAKESHORE	75027-0123	Notice of Lease from Catherine Ann Beneteau to SP Belle River Wind GP Inc. registered October 4, 2016 as Instrument No. CE737883.
BRW12	T219	BENETEAU, JEAN−MARC JOSEPH	PIN 75027-0289 (LT) PART LOT 16 CON 1 WBR MAIDSTONE DESIGNATED AS PART 1 PL 12R25133; TOWN OF LAKESHORE	75027-0289	Notice of Lease from Jean-Marc Joseph Beneteau to SP Belle River Wind GP Inc. registered October 4, 2016 as Instrument No. CE737897.
BRW13	T008	BYRNE, KENNETH J. BYRNE, RONALD V.	PIN 75028-0053 (LT) PT LT 9−10 CON 1 EBR ROCHESTER AS IN R1319795; S/T R1379149; LAKESHORE	75028-0053	Notice of Lease from Kenneth J. Byrne and Ronald V. Byrne to SP Belle River Wind GP Inc. registered June 7, 2016 as Instrument No. CE716893.
BRW14	T050	BYRNE, KENNETH JOHN BYRNE, NICOLE IRENE	PIN 75028-0078 (LT) PT LT 10 CON 1 EBR ROCHESTER AS IN R1461594 EXCEPT PT 1, 2 12R10422 S/T RESERVATIONS IN R1461594; LAKESHORE	75028-0078	Notice of Lease from Kenneth John Byrne and Nicole Irene Byrne to SP Belle River Wind GP Inc. registered August 17, 2016 as Instrument No. CE729484.
BRW16	T062	BYRNE FARMS LTD.	PIN 75028-0090 (LT) PT LT 11 CON 1 EBR ROCHESTER AS IN R239932 (FIRSTLY) E OF 12R732; TOGETHER WITH AN EASEMENT OVER PT 4 PL 12R732 AS IN R576151; TOWN OF LAKESHORE	75028-0090	Notice of Lease from Byrne Farms Ltd. to SP Belle River Wind GP Inc. registered August 17, 2016 as Instrument No. CE729488.
BRW17	T011	BARRETTE, MICHEL ARMAND	PIN 75028-0091 (LT) PT LT 11 CON 1 EBR ROCHESTER AS IN R1089257 (SECONDLY) T/W R1089257; LAKESHORE	75028-0091	Notice of Lease from Michel Armand Barrette to SP Belle River Wind GP Inc. registered August 19, 2016 as Instrument No. CE730148.
BRW18	T012	MYERS, ELAINE MYERS, STANLEY	PIN 75028-0112 (LT) PT LT 13 CON 1 EBR ROCHESTER AS IN R1427353; LAKESHORE	75028-0112	Notice of Lease from Elaine Myers and Stanley Myers to SP Belle River Wind GP Inc. registered May 18, 2016 as Instrument No. CE713434.
BRW19	T015	MARENTETTE, DAVID RAYMOND MARENTETTE, KIM ANN	PIN 75028-0219 (LT) PT LT 16 CON 1 EBR ROCHESTER AS IN R1285388; LAKESHORE	75028-0219	Notice of Lease from David Raymond Marentette and Kim Ann Marentette to SP Belle River Wind GP Inc. registered June 7, 2016 as Instrument No. CE716847.

App. D - 7

Parcel No.	ID No.	Registered Owner	Legal Description Registry Office No. 12 Essex County	All PINs	Details of Charged Interest
BRW20	M-South T014	PAPINEAU, MAURICE PAPINEAU, KELLY ANNE	PIN 75028-0242 (LT) PT LT 15−16 CON 1 EBR AS IN R197582, R304908 EXCEPT THE EASEMENT THEREIN, R329068 E OF 12R745, SAVE AND EXCEPT PT 7 ON PL 12R21271; LAKESHORE	75028-0242	Notice of Lease from Maurice Papineau and Kelly Anne Papineau to SP Belle River Wind GP Inc. registered June 7, 2016 as Instrument No. CE716854.
BRW22	T040	ASH RIVER FARMS LTD.	PIN 75052-0089 (LT) PT S1/2 LT 14 CON 5 ROCHESTER AS IN R1497331 (FIRSTLY); S/T RESERVATION R1497331; LAKESHORE	75052-0089	Notice of Lease from Ash River Farms Ltd. to SP Belle River Wind GP Inc. registered May 18, 2016 as Instrument No. CE713425.
BRW23	T044	BOCK−TREPANIER, TAMMY ANGELA TREPANIER, BERNADETTE (Life Estate) TREPANIER, MICHAEL JOHN	PIN 75052-0099 (LT) PT LT 13−14 CON 6 ROCHESTER AS IN R1471426 EXCEPT PT 1 12R10522; S/T RO12948; LAKESHORE	75052-0099	Notice of Lease from Tammy Angela Bock-Trepanier, Bernadette Trepanier and Michael John Trepanier to SP Belle River Wind GP Inc. registered August 4, 2016 as Instrument No. CE727142.
BRW24	T045	SCHILLER, MARC RAYMOND	PIN 75052-0104 (LT) PT LT 15 CON 6 ROCHESTER AS IN R1497330; LAKESHORE	75052-0104	Notice of Lease from Marc Raymond Schiller to SP Belle River Wind GP Inc. registered May 18, 2016 as Instrument No. CE713437.
BRW25	T047	HANCHAR, MICHAEL	PIN 75052-0105 (LT) PT LT 16 CON 6 ROCHESTER AS IN R557326; LAKESHORE	75052-0105	Notice of Lease from Michael Hanchar to SP Belle River Wind GP Inc. registered May 18, 2016 as Instrument No. CE713393.
BRW26	T055	HANCHAR, MICHAEL	PIN 75052-0114 (LT) PT LT 13 CON 6 ROCHESTER PT 2, 3, 4 12R12185; S/T RO12896; LAKESHORE	75052-0114	Notice of Lease from Michael Hanchar to SP Belle River Wind GP Inc. registered May 18, 2016 as Instrument No. CE713392.
BRW27	T046	ASH RIVER FARMS LTD.	PIN 75052-0119 (LT) PT LT 16 CON 6 ROCHESTER AS IN R1337250; LAKESHORE	75052-0119	Notice of Lease from Ash River Farms Ltd. to SP Belle River Wind GP Inc. registered May 18, 2016 as Instrument No. CE713428.
BRW28	T038	REGNIER, RONALD REGNIER, LUCILLE	PIN 75052-0151 (LT) PT LT 17 CON 5 AS IN R923219, EXCEPT R06037, EXCEPT PT 1 PL 12R22440; LAKESHORE T/W R923219	75052-0151	Notice of Lease from Ronald Regnier and Lucille Regnier to SP Belle River Wind GP Inc. registered May 18, 2016 as Instrument No. CE713397.
BRW29	T036	TREPANIER, LEO JOHN	PIN 75052-0153 (LT) PT LT 18 CON 5 AS IN R895456 EXCEPT PT 1 ON PL 12R22734; LAKESHORE	75052-0153	Notice of Lease from Leo John Trepanier to SP Belle River Wind GP Inc. registered June 7, 2016 as Instrument No. CE716851.

App. D - 8

Parcel No.	ID No.	Registered Owner	Legal Description Registry Office No. 12 Essex County	All PINs	Details of Charged Interest
BRW30	M-Alt T030	JUMARCE HOLDINGS INC.	PIN 75053-0048 (LT) PT LT 12 CON 3 ROCHESTER; PT W1/2 LT 13 CON 3 ROCHESTER AS IN R1368028 EXCEPT PT 1, 3 12R15742 * & R1463262; LAKESHORE; * EXCEPTION ADDED 2004/03/18BY LAND REGISTRAR #99	75053-0048	Notice of Lease from Jumarce Holdings Inc. to SP Belle River Wind GP Inc. registered June 7, 2016 as Instrument No. CE716879.
BRW31	M-North T026	LEO GUILBEAULT FARMS LTD.	PIN 75053-0054 (LT) E1/2 LT 14 CON 3 ROCHESTER; S/T R592569; LAKESHORE	75053-0054	Notice of Lease from Leo Guilbeault Farms Ltd. to SP Belle River Wind GP Inc. registered May 18, 2016 as Instrument No. CE713433.
BRW35	T054	SCHILLER, MAURICE SCHILLER, PAULINE	PIN 75053-0087 (LT) PT LT 17−18 CON 4 ROCHESTER AS IN R1497325; LAKESHORE	75053-0087	Notice of Lease from Maurice Schiller and Pauline Schiller to SP Belle River Wind GP Inc. registered May 18, 2016 as Instrument No. CE713438.
BRW36	Transformer	SCHWAB, HARRY JACK SCHWAB, JANIS ANN	PIN 75053-0099 (LT) PT N1/2 LT 16 CON 4 ROCHESTER AS IN R993927 SUBJECT TO AN EASEMENT IN GROSS OVER PTS 17, 18 PL 12R22393 AS IN CE237659 TOWN OF LAKESHORE	75053-0099	Notice of Lease from Harry Jack Schwab and Janis Ann Schwab to SP Belle River Wind GP Inc. registered May 24, 2016 as Instrument No. CE714004.
BRW37	T029	LAJOIE, PETER LAJOIE, MARGARET	PIN 75053-0111 (LT) PT LT 14 CON 4 ROCHESTER AS IN R363445 EXCEPT PT 1 12R8827; S/T R586339; SUBJECT TO AN EASEMENT IN GROSS OVER PTS 1 TO 6 INCL. PL 12R22393 AS IN CE232871; TOWN OF LAKESHORE	75053-0111	Notice of Lease from Peter Lajoie and Margaret Lajoie to SP Belle River Wind GP Inc. registered May 18, 2016 as Instrument No. CE713430.
BRW38	T028	JUMARCE HOLDINGS INC.	PIN 75053-0217 (LT) PT LT 12 CON 4 ROCHESTER PT 2 12R4441 *EXCEPT PT 3, 12R6163; LAKESHORE; *AMENDED 2003/04/09 BY LAND REGISTRAR #7	75053-0217	Notice of Lease from Jumarce Holdings Inc. to SP Belle River Wind GP Inc. registered June 7, 2016 as Instrument No. CE716883.
BRW39	T053	BYRNE, PAULA LYNN	PIN 75053-0220 (LT) PT LT 15 CON 3 ROCHESTER PT 2 12R17403; LAKESHORE	75053-0220	Notice of Lease from Paula Lynn Byrne to SP Belle River Wind GP Inc. registered June 7, 2016 as Instrument No. CE716891.

App. D - 9

Parcel No.	ID No.	Registered Owner	Legal Description Registry Office No. 12 Essex County	All PINs	Details of Charged Interest
BRW40	T020	TRIPLE T FARMS LAKESHORE LTD.	PIN 75053-0244 (LT) PART LOT 13 CON 2 ROCHESTER AS IN R730219; S/T RO12904 (SECONDLY); LAKESHORE SAVE & EXCEPT PT 1, PL 12R21570	75053-0244	Notice of Lease from Triple T Farms Lakeshore Ltd. to SP Belle River Wind GP Inc. registered May 18, 2016 as Instrument No. CE713398.
BRW42	T051	STRONG, JOHN W. STRONG, HELEN R.	PIN 75053-0255 (LT) PART LOT 13 CON 2 ROCHESTER AS IN R848747, R401246, R351846; LAKESHORE EXCEPT PARTS 1 & 2 PL 12R22923	75053-0255	Notice of Lease from John W. Strong and Helen R. Strong to SP Belle River Wind GP Inc. registered May 18, 2016 as Instrument No. CE713439.
BRW44	POI	SP BELLE RIVER WIND GP INC.	PIN 75054-0185 (LT) PT N1/2 LT 10 CON SMR ROCHESTER AS IN R978316; S/T RO14393; LAKESHORE	75054-0185
(leasehold parcel)
Notice of Lease from John Riley Fenner to SP Belle River Wind GP Inc. registered June 7, 2016 as Instrument No. CE716884.
Instrument No. CE730407 registered August 22, 2016 is an Application for Leasehold Parcel by SP Belle River Wind GP Inc.

BRW45	T052	LANOUE, GERARD GASTON	PIN 75064-0010 (LT) PT N1/2 LT 4 CON 4 TILBURY AS IN R446563 EXCEPT R1463262, PT 1 12R15952; PT S1/2 LT 4 CON 4 TILBURY AS IN R257694 EXCEPT PT 1 12R10413; LAKESHORE	75064-0010	Notice of Lease from Gerard Gaston Lanoue to SP Belle River Wind GP Inc. registered May 18, 2016 as Instrument No. CE713431.
BRW46	T057	BENETEAU, JEAN−MARC JOSEPH	PIN 75064-0039 (LT) PT LT 4 CON 5 TILBURY AS IN R1397214; LAKESHORE	75064-0039	Notice of Lease from Jean-Marc Joseph Beneteau to SP Belle River Wind GP Inc. registered October 4, 2016 as Instrument No. CE737898.
BRW47	T058	LANOUE, ILENE	PIN 75064-0045 (LT) PT LT 3 CON 5 TILBURY AS IN R561792 EXCEPT PT 1 & 2, 12 R19517; LAKESHORE	75064-0045	Notice of Lease from Ilene Lanoue to SP Belle River Wind GP Inc. registered May 18, 2016 as Instrument No. CE713432.
BRW48	T059	RIVEST, DENNIS PAUL RIVEST, KAREN ANN	PIN 75064-0049 (LT) PT LT 2 CON 5 TILBURY PT 1 12R6541; LAKESHORE	75064-0049	Notice of Lease from Dennis Paul Rivest and Karen Ann Rivest to SP Belle River Wind GP Inc. registered May 18, 2016 as Instrument No. CE713399.
BRW49	T048 T049	MAGDALENA FARMS LTD.	PIN 75064-0051 (LT) PT N1/2 LT 1 CON 5 TILBURY; S1/2 LT 1 CON 5 TILBURY AS IN R1379710; LAKESHORE	75064-0051	Notice of Lease from Magdalena Farms Ltd. to SP Belle River Wind GP Inc. registered May 18, 2016 as Instrument No. CE713394.

App. D - 10

Exhibit II to Appendix D

Easements

Nil.

App. D - 11

APPENDIX E
AFFILIATE TRANSACTIONS
None.

App. E

Schedule 2.5
Seller Consents and Approvals

1.
Notice to the General Partner, SRE Belle River LP Holdings LP and WIFN BR Investor LP regarding permitted transfers under the amended and restated limited partnership agreement of the Project Company dated November 10, 2016 between the General Partner, SRE Belle River LP Holdings LP, Belle River LP Holdings and WIFN BR Investor LP.

2.	Notice to the Administrative Agent (as defined in the Term Loan Agreement) regarding Permitted Transfer (as defined in the Term Loan Agreement) of the Term Loan Agreement.

Schedule 2.5

Schedule 3.5
Purchaser Consents and Approvals

1.	Competition Act Approval has been obtained.

Schedule 3.5

Schedule 4.1(c)
Tax Allocation
Acquired Interests                    Allocation %        Allocation $
42.49% Limited Partnership Interest in            89.32%            $44,047,808.69
SP Belle River Wind LP
100% interest in                    0.02%            $9,590.59
Pattern Belle River GP Holdings Inc.
WIFN Loan                        10.66%            $5,254,717.32

Schedule 4.1(c) - 1

Schedule 6.4(b)
Control of Defense of Third Party Claims
Not applicable.

Schedule 6.4(b) - 1